EXHIBIT 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

ROUNDTABLE HEALTHCARE PARTNERS II, L.P.,
ROUNDTABLE HEALTHCARE INVESTORS II, L.P.,
ASPEN GREY, LLC, ASPEN CONVERTIBLE LLC,
THE DANIEL J. BOWEN TRUST, U/A/D MAY 10, 2005, AS AMENDED,
RICHARD ADLOFF, ROBERT BENNETT,
STACY BRUNO, DEBBIE DALY,
THE R.B. DEBAUN FAMILY TRUST, MAURICE DOWLING,
KATHY FEUERMAN, CLAUDE GRANT,
JAMES AARON HEINTZ, RANDY HOYT,
CARLA KRAUSE, MARIE-LOUISE LITTLE,
TOM MOSS, TERRY O’ROURKE,
GREGORY PRITCHARD, WENDY RUSSELL,
DAVE STRAH, STEVE THOMAS, GARETH WOOD,
CHRISTOPHER HILL, RICHARD ALLEN
 and the OPTIONHOLDERS (as defined herein),

as Sellers,

HILL-ROM, INC.,

as Buyer,

and

ROUNDTABLE HEALTHCARE PARTNERS II, L.P.,

as the Stockholder Representative

Dated as of July 23, 2012

i

ii

EXHIBITS

Exhibit A	Optionholders
Exhibit B	Form of Escrow Agreement
Exhibit C	Funds Flow Memorandum
Exhibit D	Percentage Interests
Exhibit E	Estimated Closing Date Working Capital

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of July 23, 2012 (this “Agreement”), is by and among (i) RoundTable Healthcare Partners II, L.P., a Delaware limited partnership (“RT Partners”), in its capacity as a Seller and as the Stockholder Representative (in each case as defined below), RoundTable Healthcare Investors II, L.P., a Delaware limited partnership (“RT Investors”), Aspen Grey, LLC, a Michigan limited liability company, Aspen Convertible LLC, a Michigan limited liability company, The Daniel J. Bowen Trust, u/a/d May 10, 2005, as amended, Richard Adloff, Robert Bennett, Stacy Bruno, Debbie Daly, The R.B. DeBaun Family Trust, Maurice Dowling, Kathy Feuerman, Claude Grant, James Aaron Heintz, Randy Hoyt, Carla Krause, Marie-Louise Little, Tom Moss, Terry O’Rourke, Gregory Pritchard, Wendy Russell, Dave Strah, Steve Thomas, Gareth Wood, Christopher Hill and Richard Allen (collectively, the “Stockholders”), (ii) the individuals set forth on Exhibit A hereto (the “Optionholders” and, together with the Stockholders, “Sellers”) and (iii) Hill-Rom, Inc., an Indiana corporation (“Buyer”).

RECITALS

WHEREAS, the Stockholders are the owners of all of the issued and outstanding shares of common stock (the “Shares”) of Aspen Surgical Products Holding, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Optionholders hold all of the outstanding options to purchase Shares (the “Options”);

WHEREAS, the Company is engaged in the business of developing, manufacturing, marketing and selling medical products, including surgical blades and scalpels, operating room and other medical disposables, woundcare products, patient and staff safety products, instrument care products, ophthalmic cannulae, advanced wound dressings and specialty and eyed suture needles (the “Business”); and

WHEREAS, the Stockholders desire to sell to Buyer, and Buyer desires to purchase from the Stockholders, all of the Shares, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Sellers and Buyer as follows:

ARTICLE I

DEFINITIONS

Section 1.1   Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Accounting Principles” means GAAP; provided, however, that with respect to any matter as to which there is more than one generally accepted accounting principle, “Accounting Principles” means the generally accepted accounting principles applied in the preparation of the Company’s consolidated audited financial statements as of and for the year ended December 31, 2011.

“Acquired Business” has the meaning specified in Section 7.3(c).

“Acquired Companies” means, collectively, the Company and the Company Subsidiaries.

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such specified Person.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or equity or ownership interests or by contract, credit arrangement or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or non-U.S. law.

“Agreement” has the meaning specified in the Preamble.

“Audited Financial Statements” has the meaning specified in Section 5.4.

“Auditors” means Ernst & Young LLP.

“Balance Sheet Date” has the meaning specified in Section 5.4.

“Base Purchase Price” has the meaning specified in Section 2.2(a)(i).

“Business” has the meaning specified in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by applicable Requirements of Law to close.

“Buyer” has the meaning specified in the Preamble.

“Buyer Parent” means Hill-Rom Holdings, Inc., an Indiana corporation and the sole shareholder of Buyer.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or an Affiliate of Buyer under this Agreement or in connection herewith, including the Escrow Agreement.

“Buyer Group Member” means Buyer and its Affiliates, directors, officers, employees, and their respective successors and assigns.

“Cap” means, (a) from the date hereof until the First Escrow Release Date, $40,000,000, (b) from the day following the First Escrow Release Date until the Second Escrow Release Date, an amount equal to the portion of the Escrow Fund that is held by the Escrow Agent pursuant to the Escrow Agreement following the First Escrow Release Date, and (c) from the day following the Second Escrow Release Date thereafter, the portion of the Escrow Fund that is held by the Escrow Agent pursuant to the Escrow Agreement following the Second Escrow Release Date.

“Cash and Cash Equivalents” means the aggregate amount of the Acquired Companies’ cash and cash equivalents (including marketable securities and short term investments) on hand or in bank accounts, as determined in accordance with GAAP.

“Claim Notice” has the meaning specified in Section 8.3(a).

“Clients” has the meaning specified in Section 10.18(a).

“Closing” means the consummation of the transfer of the Shares from Sellers to Buyer in exchange for the Purchase Price, upon the terms and subject to the conditions set forth herein.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Date Balance Sheet” has the meaning specified in Section 2.3(b).

“Closing Date Debt” has the meaning specified in Section 2.2(a)(iv).

“Closing Date Transaction Expenses” has the meaning specified in Section 2.2(a)(v).

“Closing Date Working Capital” has the meaning specified in Section 2.3(b).

“Closing Payment” has the meaning specified in Section 3.2(a).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning specified in the Recitals.

“Company Intellectual Property” has the meaning specified in Section 5.10(a).

“Company Subsidiaries” means (a) Aspen Surgical Products, Inc., a Michigan corporation and a wholly owned Subsidiary of the Company and (b) Aspen Medical Europe Limited, a private limited company organized under the laws of England and Wales, Colby Manufacturing Corporation, a Pennsylvania corporation, Medical One, Inc., a Connecticut corporation, and Aspen Surgical Puerto Rico Corporation, a corporation organized under the laws of the Commonwealth of Puerto Rico, each of which is a wholly owned subsidiary of Aspen Surgical Products, Inc.

“Competing Business Activities” means developing, manufacturing, marketing or selling any products set forth on Schedule 1.1(a).

“Contracts” means all contracts, guaranties, leases, licenses, sublicenses, instruments, commitments, notes, bonds, mortgages, indentures, sales or purchase orders, invoices and other agreements (exclusive of Lease Agreements and Real Property Agreements).

“Copyrights” means United States and foreign copyrights, whether registered or unregistered, and pending applications to register the same.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of July 30, 2010, by and among Aspen Surgical Products, Inc., as borrower, the Guarantors set forth therein, General Electric Capital Corporation, as lender and agent, Fifth Third Bank, as lender and documentation agent, the Governor and Company of the Bank of Ireland, as lender and syndication agent, and PNC Bank, National Association, as lender.

“Data Site” means Sellers’ “Project Sharps” online data site hosted by Intralinks, Inc.

“Encumbrance” means any lien, claim, charge, security interest, encumbrance, mortgage, pledge, hypothecation, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“Environmental Laws” means all federal, state, provincial, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, in each case, concerning worker health and safety or relating to the environment (including those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Material), each as amended and in effect as of the date hereof.

“Environmental Matter” means any matter relating to (a) the Release or threatened Release of a Hazardous Material on, at, to, from or beneath a facility or real property or (b) violations of or Liabilities arising under applicable Environmental Laws.

“Environmental Permits” means those Governmental Permits that are required by or issued pursuant to Environmental Laws.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“Escrow Agent” means The PrivateBank and Trust Company.

“Escrow Agreement” means an escrow agreement to be entered into at the Closing by and among the Stockholder Representative, Buyer and the Escrow Agent in substantially the form set forth as Exhibit B hereto.

“Escrow Fund” means $40,000,000, which amount shall be deposited with and held by the Escrow Agent pursuant to the Escrow Agreement to secure and serve as a fund in respect of the indemnification obligations of Sellers pursuant to Article VIII.

“Estimated Closing Date Working Capital” has the meaning specified in Section 2.2(b).

“Excluded Taxes” has the meaning specified in Section 7.1(a)(i).

“Expenses” means any and all reasonable out of pocket expenses actually incurred in connection with defending or asserting any Proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).

“Expense Reserve” has the meaning specified in Section 9.5.

“FDA” means the U.S. Food and Drug Administration.

“Federal Health Care Program” means any plan or program that provides health care benefits, whether directly, through insurance, or otherwise, that is funded directly, in whole or in part, by the government of the United States of America (other than the Federal Employees Health Benefits Program), including the Medicare, Medicaid and TRICARE programs (described in Title XVIII of the Social Security Act, Title XIX of the Social Security Act, and Title 10, Chapter 55 of the U.S.C., respectively), or any state health care program (as defined in Section 1128(h) of the Social Security Act), and any similar Requirements of Law with respect to health care programs sponsored or administered by Governmental Bodies in foreign jurisdictions.

“Financial Statements” has the meaning specified in Section 5.4.

“First Escrow Release Date” means the date on which, pursuant to the Escrow Agreement, the Escrow Agent releases from the Escrow Fund to the Stockholder Representative any amount in excess of $30,000,000 (and the amount of any indemnification claims made pursuant to Article VIII by any Buyer Group Member against Sellers that are outstanding at such time and subject to the Escrow Fund).

“Former UK Property” has the meaning specified in Section 5.8(n).

“FTC” means the U.S. Federal Trade Commission.

“Funds Flow Memorandum” means the memorandum attached as Exhibit C hereto.

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Governmental Permits” has the meaning specified in Section 5.7.

“Hazardous Material” means any waste, contaminant, pollutant, or hazardous or toxic substance or waste, as such terms are defined in Environmental Laws and, for purposes of this Agreement, shall be understood to include petroleum products and other petroleum-related hydrocarbons and other substances regulated under Environmental Laws.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means the aggregate amount of outstanding indebtedness for borrowed money of the Acquired Companies, calculated in accordance with GAAP (excluding any outstanding indebtedness between any Acquired Companies).

“Indemnified Party” has the meaning specified in Section 8.3(a).

“Indemnitor” has the meaning specified in Section 8.3(a).

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

“Interim Financial Statements” has the meaning specified in Section 5.4.

“Knowledge of Buyer” means, as to a particular matter, the actual knowledge of the Chief Executive Officer or any Senior Vice President of Buyer Parent.

“Knowledge of Sellers” means, as to a particular matter, the actual knowledge of the following persons:  Richard Adloff, Bret Asper, Kristy Loomis, Terry Meredith, Terry O’Rourke, Gregory Pritchard, Wendy Russell, Pedro Tosado, Steve Thomas and Gareth Wood.

“Lease Agreements” has the meaning specified in Section 5.8(a).

“Leased Real Property” has the meaning specified in Section 5.8(a).

“Liability” means any liability, debt, obligation, loss, damage, claim, cost, expense or other charge (including costs of investigation and defense and attorney’s fees, costs and expenses), in each case, whether direct or indirect and whether accrued or contingent.

“Losses” means any and all out of pocket losses, liabilities, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges; provided, that Losses shall not include (a) punitive or exemplary damages (in each case other than those resulting from a Third Person Claim), or (b) diminution in value and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses (other than those resulting from a Third Person Claim); provided, that diminution in value or such similar valuation methodologies may be used in calculating the amount of any Losses with respect to any breach or inaccuracy of the representations and warranties set forth in Section 5.4.

“Material Adverse Effect” means any event, change, circumstance or occurrence that is materially adverse to the financial condition or results of operations of the Acquired Companies, taken as a whole, but shall exclude any event, change, circumstance or occurrence resulting or arising from (a) any change in any Requirements of Law or GAAP or interpretation thereof; (b) any change in interest rates or general economic conditions in the industries or markets in which the Acquired Companies operate or affecting the United States of America, Puerto Rico or other foreign economies in general; (c) any change that is generally applicable to the industries or markets in which the Acquired Companies operate; (d) the entry into or announcement of this Agreement and/or the consummation of the transactions contemplated hereby; (e) any action taken by Buyer or any of its Affiliates; (f) any omission to act or action taken by Sellers or any Acquired Company at the request of Buyer (including those omissions to act or actions taken which are permitted by this Agreement); (g)  any national or international political or social conditions, including the engagement by the United States of America or Puerto Rico in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or Puerto Rico, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America or Puerto Rico; (h) any acts of God, including any earthquakes, hurricanes, tornados, floods, tsunamis or other natural disasters, or any other damage to or destruction of assets caused by casualty; (i) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period; provided, however, that the underlying causes of such failure (subject to the other provisions of this definition of “Material Adverse Effect”) shall not be excluded, (j) any item identified in the Schedules, or (k) any effect that is cured by Sellers or any Acquired Company prior to the Closing; provided, however, that in the case of each of clauses (a), (b), (c), (g) and (h) of the foregoing, any such event, change, circumstance or occurrence shall not be excluded to the extent that it has or would reasonably be expected to have a materially disproportionate adverse effect on the Business or the financial condition or results of operations of the Acquired Companies, taken as a whole, relative to that of other specialty medical products companies similar to the Acquired Companies.

“Material Contracts” has the meaning specified in Section 5.14.

“Medical Product Regulatory Authority” means any Governmental Body that is concerned with the use, safety, efficacy, reliability, manufacture, sale, import, export or marketing of medical devices, including the FDA, U.S. Customs and Border Protection, the U.S. Treasury Office of Foreign Assets Control, the U.S. Bureau of Industry and Security and the relevant competent authorities of the Member States of the European Union.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA.

“Options” has the meaning specified in the Recitals.

“Optionholders” has the meaning specified in the Preamble.

“Order” means any order, judgment, injunction, award, decree, ruling or writ of any Governmental Body.

“Organizational Documents” means, with respect to any Person that is not an individual, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

“Owned Intellectual Property” has the meaning specified in Section 5.10(a).

“Owned Real Property” has the meaning specified in Section 5.8(a).

“Owned Registered Intellectual Property” has the meaning specified in Section 5.10(a).

“Patent Rights” means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions or reissues.

“Percentage Interests” means, with respect to each Seller and Optionholder, that percentage set forth next to such Seller’s or Optionholder’s name on Exhibit D hereto, which, for the avoidance of doubt, shall set forth such Seller’s or Optionholder’s percentage of ownership of the aggregated issued and outstanding Shares as of the Closing, on a fully-diluted basis as if all Options that are then exercisable had been exercised on a “cashless” basis.

“Permitted Encumbrances” means, collectively, (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable; (b) liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business or pursuant to the Requirements of Law for sums not yet due and payable; (c) Encumbrances identified in Schedules 5.13(d), 5.13(e), 5.13(f) and 5.23; (d) other Encumbrances or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Encumbrance or imperfection; (e) pledges or deposits to secure obligations under workers’ compensation, unemployment insurance or other types of social security or similar Requirements of Law; (f) Encumbrances imposed by the Credit Agreement and (g) other liens and Encumbrances that, individually or in the aggregate, do not materially and adversely affect the occupancy and use of the affected assets as they are presently occupied and used in the conduct of the Business.

“Permitted Real Property Exceptions” means, collectively, (a) liens, charges, encumbrances and exceptions for Taxes and other governmental charges and assessments (including special assessments) that are not yet due and payable; (b) all Real Property Agreements; (c) all matters and exceptions set forth in the title insurance policies or commitments listed on Schedule 5.8(a)(i) or (ii); (d) liens, charges, encumbrances or title exceptions or imperfections with respect to the Owned Real Property created by or resulting from the acts or omissions of Buyer or any of its Affiliates, employees, officers, directors, agents, representatives, contractors, invitees or licensees; (e) liens of landlords; (f) liens, charges, encumbrances and/or title exceptions created by any of the documents to be executed in connection with the Closing or this Agreement whether prior to, at or after the Closing; (g) Requirements of Law, including building and zoning laws, ordinances and regulations now or hereafter in effect relating to the Owned Real Property; and (h) easements, rights of way, restrictions, covenants or other similar matters that are not material in amount or do not materially detract from the value or impair the existing use of any of the Real Property affected by such easement, right of way, restriction, covenant or other matter.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Plan” means (a) any “employee pension benefit plan” as defined in Section 3(2) of ERISA, (b) any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, or (c) any other material employee benefit plan, policy, program or arrangement that is maintained or contributed to by any Acquired Company, or with respect to which any Acquired Company has any Liability, other than any plan, program, policy or arrangement which is maintained by a Governmental Body or which is required to be maintained to satisfy Requirements of Law.

“Preliminary Closing Date Balance Sheet” has the meaning specified in Section 2.3(a)(i).

“Preliminary Working Capital Determination” has the meaning specified in Section 2.3(a)(ii).

“Proceeding” means any claim, demand, charge, complaint, action, suit, proceeding, hearing, audit or investigation, whether judicial or administrative, of any Person or Governmental Body.

“Products” means the products set forth on Schedule 1.1(b).

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Purchase Price” has the meaning specified in Section 2.2(a).

“Real Property” means the Owned Real Property and the Leased Real Property.

“Real Property Agreements” means all reciprocal easement and operating agreements, agreements supplemental thereto, easements, each Acquired Company’s interests as landlord under any leases or subleases, purchase and lease-termination options, rights of first refusal or first offer, subordination, non-disturbance and attornment agreements, service contracts and agreements, and other agreements that run with the land and in each case are appurtenant to the Real Property and other agreements (other than Lease Agreements) that relate to the occupancy or operation of the Real Property, all as set forth on Schedule 5.8(a)(iii).

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material).

“Remedial Action” means actions required by any Environmental Law to (i) clean up, remove, treat or in any other way address Hazardous Materials in the environment, (ii) prevent the Release or threatened Release or minimize the further Release of Hazardous Materials or (iii) investigate and determine if Remedial Action is required, and to design and implement such Remedial Action, including any necessary post-remedial investigation, monitoring, operation and maintenance and care.

“Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

“Restricted Parties” has the meaning specified in Section 7.3(a).

“Restrictive Covenants” has the meaning specified in Section 7.3(d).

“RT Investors” has the meaning specified in the Preamble.

“RT Partners” has the meaning specified in the Preamble.

“Schedules” means the schedules delivered by Sellers to Buyer simultaneously with the execution and delivery of this Agreement and which form a part of this Agreement.

“Second Escrow Release Date” means the date on which, pursuant to the Escrow Agreement, the Escrow Agent releases from the Escrow Fund to the Stockholder Representative any amount in excess of $20,000,000 (and the amount of any indemnification claims made pursuant to Article VIII by any Buyer Group Member against Sellers that are outstanding at such time and subject to the Escrow Fund).

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by a Seller (including, for the avoidance of doubt, the Stockholder Representative) or an Affiliate of such Seller under this Agreement or in connection herewith, including the Escrow Agreement.

“Seller Group Member” means each Seller and its respective Affiliates, directors, officers, employees, and their respective successors and assigns.

“Seller Related Parties” has the meaning specified in Section 10.16.

“Sellers” has the meaning specified in the Preamble.

“Shares” has the meaning specified in the Recitals.

“Sidley” has the meaning specified in Section 10.18(a).

“Software” means all computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form; provided, however, that “Software” does not include software that is available generally through retail stores, distribution networks or is otherwise subject to “shrink-wrap” or “click-through” license agreements, including any software pre-installed in the ordinary course of business as a standard part of hardware purchased by the Acquired Companies.

“Specified Employees” has the meaning specified in Section 7.3(a)(ii).

“Stockholder Representative” has the meaning specified in Section 9.1(a).

“Stockholders” has the meaning specified in the Preamble.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Target Working Capital” means $30,000,000.

“Tax” means (a) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, windfall profit, severance, production, stamp or environmental tax or (b) any other tax, custom, duty, governmental fee, escheatment obligation or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any taxing authority of any Governmental Body.

“Tax Benefit” has the meaning specified in Section 8.5(a).

“Tax Reduction” has the meaning specified in Section 7.1(a)(vi).

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Person Claim” has the meaning specified in Section 8.4(a).

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information that provides the owner with a competitive advantage.

“Trademarks” means United States federal, state and foreign trademarks, service marks and trade names, whether registered or unregistered, and pending applications to register the foregoing.

“Transaction Engagement” has the meaning specified in Section 10.18(a).

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by any of the Acquired Companies, in each case in connection with the transactions contemplated by this Agreement and not paid prior to the Closing, including (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; and (c) any fees, costs and expenses or payments of any of the Acquired Companies related to any transaction bonus, discretionary bonus, change-of-control payment, phantom equity payout, retention or other compensatory payments made to any employee of any of the Acquired Companies or any of their respective Affiliates as a result of the execution of this Agreement or in connection with the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, the payment of the Purchase Price to Sellers and the Optionholders pursuant to this Agreement); provided, however, that Transaction Expenses shall not include any fees, costs, payments, expenses or disbursements incurred by, on behalf of or for the account of Buyer and its Affiliates (including, after the Closing, the Acquired Companies).

“Transaction Tax Deductions” has the meaning specified in Section 7.1(a)(v).

“Working Capital” means (a) the consolidated current assets of the Acquired Companies (including, for the avoidance of doubt, Cash and Cash Equivalents) minus (b) the consolidated current liabilities of the Acquired Companies (excluding, for the avoidance of doubt, Closing Date Debt and Closing Date Transaction Expenses), in each case calculated in accordance with Exhibit E, the Accounting Principles and Section 2.6.

Section 1.2   Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, as applicable; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  The Schedules and Exhibits referred to herein and attached hereto shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.  All references to days shall be to calendar days unless Business Days are specified.  All references to “dollars” or “$” shall mean United States Dollars.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE

Section 2.1   Purchase and Sale of the Shares.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Sellers, the Shares.

Section 2.2   Purchase Price.

(a)           The purchase price (the “Purchase Price”) to be paid by Buyer to Sellers and the Optionholders shall be equal to:

(i)           $400,000,000 in cash (the “Base Purchase Price”);

(ii)           plus the amount, if any, by which the Closing Date Working Capital exceeds the Target Working Capital;

(iii)          minus the amount, if any, by which the Target Working Capital exceeds the Closing Date Working Capital;

(iv)          minus an amount equal to the amount necessary to discharge in full the Indebtedness as of the Closing Date (the “Closing Date Debt”); and

(v)           minus an amount equal to the Transaction Expenses, to the extent not paid prior to the Closing (the “Closing Date Transaction Expenses”).

(b)           Exhibit E sets forth (i) the best and good faith estimate by Sellers of the Working Capital as of the close of business on the Business Day immediately preceding the Closing Date (the “Estimated Closing Date Working Capital”) and (ii) based on such estimate, the calculation of the Purchase Price pursuant to Section 2.2(a), all in reasonable detail prepared in accordance with the Accounting Principles.

Section 2.3            Purchase Price Adjustments.

(a)           As promptly as practicable (but not later than seventy-five (75) days) following the Closing Date, Buyer shall:

(i)           prepare, in accordance with the Accounting Principles and Section 2.6 and in a manner consistent with Exhibit E, a consolidated balance sheet of the Acquired Companies as of the close of business on the Business Day immediately preceding the Closing Date (the “Preliminary Closing Date Balance Sheet”); and

(ii)          deliver to the Stockholder Representative the Preliminary Closing Date Balance Sheet and a certificate setting forth in reasonable detail Buyer’s calculation of the Working Capital as of the close of business on the Business Day immediately preceding the Closing Date (the “Preliminary Working Capital Determination”).

Until such time as the calculation of the amounts shown on the Closing Date Balance Sheet and Closing Date Working Capital determination are final and binding on the parties pursuant to this Section 2.3, the Stockholder Representative and its accountants (at the Stockholder Representative’s expense) shall be permitted to discuss with Buyer and its accountants the Preliminary Closing Date Balance Sheet and the Preliminary Working Capital Determination and shall be provided copies of, and have access upon reasonable notice at all reasonable times during normal business hours to, subject to the Stockholder Representative’s entrance into a customary confidentiality agreement with Buyer’s accountants (if required thereby), the work papers and supporting records of Buyer and its accountants so as to allow the Stockholder Representative and its accountants to become informed concerning all matters relating to the preparation of the Preliminary Closing Date Balance Sheet and the Preliminary Working Capital Determination and the accounting procedures, methodologies, tests and approaches used in connection therewith; provided, that the Stockholder Representative and its accountants shall have no such right to receive copies of or have access to Buyer’s internal correspondence or analysis to the extent they relate to a matter in dispute between the Stockholder Representative and Buyer.

(b)           Following receipt of the Preliminary Closing Date Balance Sheet and the Preliminary Working Capital Determination, if the Stockholder Representative has any objections to such documents as prepared by Buyer, the Stockholder Representative shall deliver written notice to Buyer of such dispute within thirty (30) days after the date of such receipt thereof.  In the event that the Stockholder Representative does not notify Buyer of a dispute with respect to the Preliminary Closing Date Balance Sheet or the Preliminary Working Capital Determination within such 30-day period, the Preliminary Closing Date Balance Sheet and Preliminary Working Capital Determination shall be final and binding as the “Closing Date Balance Sheet” and “Closing Date Working Capital,” respectively, for purposes of this Agreement.  In the event of notice of such dispute, the Stockholder Representative and Buyer shall negotiate in good faith to resolve such dispute.  If Buyer and the Stockholder Representative, notwithstanding such good faith effort, fail to resolve such dispute within fifteen (15) days after the Stockholder Representative provides written notice to Buyer of the Stockholder Representative’s objections, then Buyer shall engage the Auditors to conduct a review of the Stockholder Representative’s objections to the Preliminary Closing Date Balance Sheet and/or Preliminary Working Capital Determination, as the case may be, as promptly as reasonably practicable (such review to be completed not later than thirty (30) days after the Auditors are requested to conduct such review) and, upon completion of such review, to deliver written notice to the Stockholder Representative and Buyer setting forth the Auditors’ resolution of such objections and the resulting adjustments shall be deemed finally determined for purposes of this Section 2.3.  The Auditors’ role in completing such review shall be limited to resolving such objections and determining the correct calculations to be used with respect to the disputed portions of the Preliminary Closing Date Balance Sheet and Preliminary Working Capital Determination.  In resolving such objections, the Auditors shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Preliminary Closing Date Balance Sheet and Preliminary Working Capital Determination and the decision of the Auditors shall be solely based on (i) whether such item objected to was prepared in accordance with the guidelines set forth in this Agreement concerning determination of the amounts set forth therein or (ii) whether the item objected to contains a mathematical or clerical error.  The Preliminary Closing Date Balance Sheet and Preliminary Working Capital Determination as agreed by Buyer and the Stockholder Representative or as determined by the Auditors, as the case may be, shall be final and binding as the “Closing Date Balance Sheet” and “Closing Date Working Capital,” respectively, for purposes of this Agreement.

(c)           The parties hereto shall make available to the Auditors (if applicable), such books, records and other information (including work papers) that the Auditors may reasonably request in order to review the Preliminary Closing Date Balance Sheet and Preliminary Working Capital Determination.  The fees and expenses of the Auditors hereunder shall be paid by Buyer, on the one hand, and the Stockholder Representative (on behalf of Sellers), on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party.

Section 2.4   Purchase Price Adjustment Payments.  Promptly (but not later than two (2) Business Days) after the final determination of the Closing Date Working Capital pursuant to Section 2.3, the parties shall take the following actions, as applicable:

(a)           (i) if the Closing Date Working Capital (as finally determined pursuant to Section 2.3) exceeds the Estimated Closing Date Working Capital (except with respect to the Cash and Cash Equivalents portion of the Closing Date Working Capital and Estimated Closing Date Working Capital, respectively) by more than $500,000, then Buyer shall pay to Sellers in accordance with their Percentage Interests by wire transfer of immediately available funds a dollar amount equal to the amount by which such excess exceeds $500,000, and (ii) if the Cash and Cash Equivalents portion of the Closing Date Working Capital (as finally determined pursuant to Section 2.3) exceeds the Cash and Cash Equivalents portion of the Estimated Closing Date Working Capital, then Buyer shall pay to Sellers in accordance with their Percentage Interests by wire transfer of immediately available funds a dollar amount equal to the amount of such excess; and

(b)           (i) if the Estimated Closing Date Working Capital exceeds the Closing Date Working Capital (as finally determined pursuant to Section 2.3) (except with respect to the Cash and Cash Equivalents portion of the Estimated Closing Date Working Capital and Closing Date Working Capital, respectively) by more than $500,000, then the Stockholder Representative shall pay to Buyer by wire transfer of immediately available funds a dollar amount equal to the amount by which such excess exceeds $500,000, and (ii) if the Cash and Cash Equivalents portion of the Estimated Closing Date Working exceeds the Cash and Cash Equivalents portion of the Closing Date Working Capital (as finally determined pursuant to Section 2.3), then the Stockholder Representative shall pay to Buyer by wire transfer of immediately available funds a dollar amount equal to the amount of such excess.

Section 2.5   Options.  As reflected in each Optionholder’s Percentage Interest set forth on Exhibit D, each Optionholder shall receive at the Closing, in consideration of the cancellation of each Option held by such Optionholder, an amount of the Closing Payment that is equal to the amount such Optionholder would receive (on a per Option basis) if such Option was a Share, minus the applicable exercise price of such Option; provided, however, that any Option with respect to which the amount the applicable Optionholder would receive (on a per Option basis) if such Option was a Share is less than the applicable exercise price of such Option shall be cancelled and the applicable Optionholder shall receive no payment therefor; provided further, however, that amounts representing any applicable withholding for Taxes on the payments made pursuant to this Section 2.5 shall not be paid to the applicable Optionholder but instead shall be paid to the Company for the purpose of making the required withholding payments to the appropriate Governmental Bodies.  At the Closing, the Options and any agreements providing therefor shall terminate automatically without any action by the parties thereto and shall thereafter be deemed null and void in all respects.

Section 2.6   Inventory.

(a)           Following the Closing Date, Buyer shall cause the Acquired Companies to conduct certain physical inventory counting procedures, as follows:

(i)           with respect to the facilities in Las Piedras, Puerto Rico, Buyer shall cause Aspen Surgical Puerto Rico Corporation to conduct a full physical inventory within fifteen (15) Business Days following the Closing Date;

(ii)          with respect to the facilities in Redditch, United Kingdom, Buyer shall cause Aspen Medical Europe Limited to continue to conduct cycle counts in the ordinary course of its business for at least sixty (60) days following the Closing Date; and

(iii)         with respect to the facilities in Michigan, Buyer shall cause Aspen Surgical Products, Inc. to conduct cycle counts on an accelerated schedule such that the entire inventory of such facilities shall be counted within sixty (60) days following the Closing Date;

provided, however, that, except for their timing, such physical inventory and cycle counts shall be conducted in accordance with the ordinary and customary practices of the Acquired Companies as of the date hereof.

(b)           To the extent Buyer determines, in accordance with GAAP consistently applied, to record an adjustment to the inventory of the Acquired Companies based on such physical inventory and cycle counts, for purposes of this Article II, such adjustment shall be deemed recorded as of the close of business on the Business Day immediately preceding the Closing Date; provided, however, that no such adjustment shall be recorded unless such adjustment is greater than $100,000 and, in such case, only the portion of such adjustment in excess of $100,000 shall be recorded.

ARTICLE III

CLOSING

Section 3.1   Closing Date.  The Closing shall be held at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, immediately following execution of this Agreement.  The date on and time at which the Closing occurs is referred to herein as the “Closing Date.”

Section 3.2   Payments on the Closing Date.  At the Closing, and as set forth in further detail in the Funds Flow Memorandum:

(a)           Buyer shall pay to Sellers and the Optionholders (subject, in the case of the Optionholders, to Section 2.5) in accordance with their Percentage Interests an aggregate amount equal to (i) the Base Purchase Price, plus (ii) the amount by which Estimated Closing Date Working Capital exceeds Target Working Capital or minus (iii) the amount by which Target Working Capital exceeds Estimated Closing Date Working Capital, minus (iv) Closing Date Debt, minus (v) the Closing Date Transaction Expenses, minus (vi) the Escrow Fund and minus (vii) the Expense Reserve (the “Closing Payment”), by wire transfer of immediately available funds to the bank account or accounts specified by Sellers; provided, however, that, with respect to each Optionholder who is an employee of an Acquired Company, Buyer shall pay such amount to the applicable Acquired Company on behalf of each such Optionholder, and shall cause such Acquired Company, promptly following the Closing, to pay such amount to each such Optionholder; provided further, however, that, with respect to each Seller who is a resident of the United Kingdom, Buyer shall pay, promptly on the day following the Closing, such amount to each such Seller in British pounds sterling based on the actual spot exchange rate received by Buyer upon conversion of such amounts from United States dollars to pounds sterling on the Closing Date;

(b)           Buyer shall (on behalf of the Acquired Companies) repay in full the Indebtedness as of the close of business on the Business Day immediately preceding the Closing Date, and all other amounts necessary to discharge fully such Indebtedness, in each case to the extent set forth in the certificate delivered by Sellers pursuant to Section 3.4(e), by wire transfer of immediately available funds to the bank account or accounts specified by the holders of such Indebtedness;

(c)           Buyer shall deposit with the Escrow Agent the Escrow Fund, pursuant to the Escrow Agreement, by wire transfer of immediately available funds to the bank account specified therein;

(d)           Buyer shall deposit with the Stockholder Representative the Expense Reserve, by wire transfer of immediately available funds to the bank account specified by the Stockholder Representative; and

(e)           Buyer shall pay, by wire transfer of immediately available funds to the bank account or accounts specified by Sellers, an amount sufficient to pay in full each Transaction Expense, to the extent not paid prior to the Closing, included in Estimated Closing Date Working Capital or covered by the Expense Reserve.

Section 3.3   Buyer’s Additional Closing Deliveries.  At the Closing, Buyer shall deliver to Sellers all of the following:

(a)           a copy of the articles of incorporation of each of Buyer and Buyer Parent certified within ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Indiana;

(b)           a certificate of good standing of each of Buyer and Buyer Parent issued within ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Indiana;

(c)           a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to (i) no amendments to the articles of incorporation of Buyer since the date of the certificate specified Section 3.3(a); (ii) the bylaws of Buyer in effect as of the Closing Date and (iii) the resolutions of the board of directors of Buyer authorizing the execution and performance of this Agreement and any Buyer Ancillary Agreement and the transactions contemplated hereby and thereby; and

(d)           a copy of the Escrow Agreement, duly executed by Buyer.

Section 3.4   Sellers’ Closing Deliveries.  At the Closing, Sellers shall deliver to Buyer all of the following:

(a)           a copy of the certificate of incorporation of the Company certified within ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(b)           a certificate of good standing of the Company issued within ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(c)           a certificate of the secretary or an assistant secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the certificate of incorporation of the Company since the date of the certificate delivered to Buyer pursuant to Section 3.4(a) and (ii) the bylaws of the Company in effect as of the Closing Date;

(d)           the written resignations, in form and substance reasonably satisfactory to Buyer, of each of the officers and directors of each Acquired Company;

(e)           a certificate, dated as of the Closing Date, duly executed by an authorized officer of the Company, in form and substance reasonably satisfactory to Buyer, setting forth (i) in sufficient detail the amount of the Indebtedness as of the close of business on the Business Day immediately preceding the Closing Date and the Person or Persons to whom such amount or amounts are owed and (ii) the Transaction Expenses, to the extent not paid prior to the Closing;

(f)           a pay-off letter and, where applicable, evidence of the release of any applicable Encumbrances, from each Person or Persons to whom such amounts of Indebtedness are owed and shall be paid at the Closing;

(g)           a “FIRPTA” certificate, dated as of the Closing Date, duly executed by an authorized officer of the Company, in form and substance reasonably satisfactory to Buyer, certifying that the Company is not a United States real property holding corporation within the meaning of the Code and the Treasury regulations promulgated thereunder;

(h)           a copy of the Escrow Agreement, duly executed by the Stockholder Representative and the Escrow Agent;

(i)           a certificate of an authorized officer of RoundTable Healthcare Management II, LLC, as general partner of RoundTable Healthcare Management II, L.P. (which is the general partner of RT Partners and RT Investors), dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to the resolutions of such general partner authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and

(j)           copies of signature pages to certain employment agreements with each of Terry Meredith, Terry O’Rourke, Gregory Pritchard, Steve Thomas and Gareth Wood; provided, however, that Buyer shall provide Sellers with such final employment agreements to be executed by each such individual not less than three (3) Business Days prior to the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller represents and warrants to Buyer as follows:

Section 4.1   Authority of Sellers.  Such Seller has the requisite power and authority (and, in the case of each Seller who is a natural person, capacity) to execute, deliver and perform its obligations under this Agreement and each of the Seller Ancillary Agreements to which it is a party.  This Agreement has been duly authorized, executed and delivered by such Seller and represents (assuming the valid authorization, execution and delivery of this Agreement by each other party hereto) the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, and each of the Seller Ancillary Agreements to which such Seller is a party has been duly authorized by such Seller and, upon execution and delivery by such Seller, will represent (assuming the valid authorization, execution and delivery by the other parties thereto) the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and subject to general equity principles.

Section 4.2   Title to Shares.  Such Seller is the sole record and beneficial owner of the certificates for the number of Shares indicated opposite such Seller’s name on Schedule 4.2, free and clear of all Encumbrances.  The delivery to Buyer of such Seller’s Shares pursuant to this Agreement will transfer and convey good and marketable title thereto to Buyer, free and clear of all Encumbrances.  Except for this Agreement and the Credit Agreement, or as set forth in Schedule 4.2, there are no agreements, arrangements, warrants, options, puts, rights or other commitments, plans or understandings of any character assigned or granted by such Seller or to which such Seller is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any of the Shares.

Section 4.3   Options.  Such Seller is the sole record and beneficial owner of the number of Options indicated opposite such Seller’s name on Schedule 5.1(c), free and clear of all Encumbrances.  Upon payment to such Seller of his or her portion of the Closing Payment, as provided in Section 2.5, such Seller’s Options shall terminate and be null and void in all respects.  Except for this Agreement, there are no agreements, arrangements, rights or other commitments, plans or understandings of any character assigned or granted by such Seller or to which such Seller is a party relating to the issuance, sale, purchase, redemption, exercise, registration or transfer of any of the Options.

Section 4.4   No Consents or Approvals.  Neither the execution and delivery by such Seller of this Agreement or any of the Seller Ancillary Agreements to which such Seller is a party and the consummation by such Seller of any of the transactions contemplated hereby or thereby, nor the compliance by such Seller with, or fulfillment by such Seller of, the terms, conditions and provisions hereof or thereof will require the approval, consent, authorization or act of, the notice to or the making by such Seller of any declaration, filing or registration with, any Person, except in connection with or in compliance with the provisions of the HSR Act.

Section 4.5   No Brokers.  Except for the services of Wells Fargo Securities, LLC, such Seller or any Person acting on such Seller’s behalf has not incurred any obligation or Liability, contingent or otherwise, to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or any Seller Ancillary Agreement.

Section 4.6   No Other Representations.  Except for the representations and warranties contained in this Article IV, such Seller, or any other Person acting on behalf of such Seller, makes no representation or warranty, express or implied, regarding such Seller or any other Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller represents and warrants to Buyer as follows:

Section 5.1   Organization; Capital Structure of the Company; Power and Authority.

(a)           The Company has been duly incorporated and is validly existing under the laws of the State of Delaware.  The Company is duly qualified or licensed to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.  The Company has the requisite corporate power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on the Business in the manner that it was conducted immediately prior to the date of this Agreement.

(b)           As of the date hereof, the authorized capital stock of the Company consists of 30,000 shares of common stock, $0.01 par value per share, of which (i) 21,783.85 Shares are issued and outstanding and are held of record and beneficially owned by Sellers, in accordance with their Percentage Interests, free and clear of all Encumbrances (except for Permitted Encumbrances), and (ii) 391 Shares are subject to outstanding Options.  Except for the Shares and the Options, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding.  All of the outstanding Shares (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are, other than with respect to Shares subject to Options, not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of an applicable Requirement of Law, the Organizational Documents of the Company or any Contract to which any Seller or the Company is a party or otherwise bound and (iii) have been offered, sold and issued in compliance with applicable Requirements of Law, including federal and state securities laws, and all requirements set forth in any applicable Contracts governing the issuance of such Shares.

(c)           Except for this Agreement and as set forth in Schedule 5.1(c), there are no agreements, arrangements, options, warrants, puts, calls, subscriptions, rights, claims or commitments of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any capital stock of the Company or outstanding securities of the Company that are convertible into or exchangeable for capital stock of the Company.

Section 5.2   Company Subsidiaries and Investments.

(a)           Each of the Company Subsidiaries has been duly organized or incorporated and is validly existing under the laws of its respective jurisdiction of organization, which jurisdiction is set forth in Schedule 5.2(a).  Each of the Company Subsidiaries is duly qualified or licensed to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.  Each of the Company Subsidiaries has the requisite power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on the Business in the manner that it was conducted immediately prior to the date of this Agreement.

(b)           All of the outstanding capital stock or other equity interests or securities of each Company Subsidiary are owned of record and beneficially by the Company or another Company Subsidiary, free and clear of all Encumbrances other than Permitted Encumbrances.  All of the outstanding capital stock or other equity interests or securities of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Requirement of Law, the Organizational Documents of any Company Subsidiary or any Contract to which any Company Subsidiary is a party or otherwise bound, and has been offered, sold and issued in compliance with applicable Requirements of Law, including federal and state securities laws.  Sellers have supplied Buyer with true, correct and complete copies of the Organizational Documents, each as in effect on the date hereof, of each Company Subsidiary.

(c)           Except for this Agreement and as set forth in Schedule 5.2(c), with respect to each Company Subsidiary, there are no agreements, arrangements, options, warrants, puts, calls, subscriptions, rights, claims or commitments of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any capital stock or other equity interests or securities of such Company Subsidiary that are convertible into or exchangeable for any equity securities of such Company Subsidiary.

(d)           None of the Company Subsidiaries owns, directly or indirectly, of record or beneficially, any outstanding voting securities or other equity interests in any Person other than the Company Subsidiaries.  None of the Company Subsidiaries owns or has the right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person other than the Company Subsidiaries.

Section 5.3   Conflicts.  Except as set forth in Schedule 5.3, neither the execution and delivery by any Seller of this Agreement or any of the Seller Ancillary Agreements to which such Seller is a party and the consummation by Sellers of any of the transactions contemplated hereby or thereby, nor the compliance by Sellers with, or fulfillment by any Sellers of, the terms, conditions and provisions hereof or thereof will:

(a)           assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 5.3(b), result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Shares, any of the outstanding equity securities and other securities of any Company Subsidiary or any of the assets of any of the Acquired Companies, under (i) the Organizational Documents of any of the Acquired Companies, (ii) any Material Contract, (iii) any Order to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound or (iv) any material Requirements of Law affecting the Acquired Companies, other than, in the case of clauses (ii), (iii) and (iv) of the foregoing, any such violations, breaches, defaults, rights, loss of rights or Encumbrances that, individually or in the aggregate, would not reasonably be expected to adversely affect the Business in any material respect and would not prevent the consummation of any of the transactions contemplated hereby; or

(b)           require the approval, consent, authorization or act of, the notice to or the making by any of the Acquired Companies of any declaration, filing or registration with, any Person, except (i) in connection with or in compliance with the provisions of the HSR Act and (ii) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not reasonably be expected to adversely affect the Business in any material respect and would not prevent the consummation of any of the transactions contemplated hereby.

Section 5.4   Financial Statements.  Schedule 5.4 contains copies of the audited consolidated balance sheets of the Company as of December 31, 2011 and 2010 and the audited consolidated statements of operation, stockholders’ equity and comprehensive income and cash flows of the Company, together with the notes thereto, for the years ended December 31, 2011 and 2010 (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2012 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operation, stockholders’ equity and comprehensive income and cash flows for the six (6) month period ended June 30, 2012 (collectively, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).  Except as set forth therein, the Financial Statements have been prepared in conformity, in all material respects, with GAAP and all internal controls and procedures of the Acquired Companies and present fairly in accordance with GAAP, in all material respects, the consolidated financial position, results of operations, shareholder’s equity and cash flows of the Company, as of their respective dates and for the respective periods covered thereby, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes.  The inventory of the Acquired Companies consists of new and unused items of a quality and quantity substantially all of which is usable or saleable at not substantially less than cost in the ordinary course of business, except for any items of obsolete material or material below standard quality, substantially all of which have been written down to realizable market value, or for which adequate reserves have been provided.

Section 5.5   Operations Since Latest Audit.  Except as set forth in Schedule 5.5, from January 1, 2012 to the date hereof, there have been no changes in the results of operations or financial condition of the Acquired Companies which have had a Material Adverse Effect and no circumstances have arisen, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  Except as set forth in Schedule 5.5, since January 1, 2012, the Acquired Companies have conducted the Business only in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, since January 1, 2012 through the date hereof, except as set forth in Schedule 5.5, none of the Acquired Companies has taken any of the following actions:

(i)           made any material change in the lines of business of the Business;

(ii)          purchased or otherwise acquired any assets or made any capital expenditures, in each case that are material, individually or in the aggregate, to the Business (other than (A) purchases of inventory in the ordinary course of business consistent with past practice and (B) capital expenditures that did not exceed $250,000);

(iii)         entered into, terminated, materially adversely modified, amended or exercised any option to extend a Lease Agreement;

(iv)         created, incurred, assumed or otherwise became liable, or agreed to create, incur, assume or otherwise become liable, with respect to any Indebtedness (other than money borrowed or advances from any of its Affiliates in the ordinary course of business) or granted any Encumbrance with respect to the assets of any of the Acquired Companies, in each case other than Permitted Encumbrances and Permitted Real Property Exceptions;

(v)          made any loan to any third party;

(vi)         cancelled or compromised any claims or Indebtedness held by or owed to the Acquired Companies (including the settlement of any claims or litigation) in an amount greater than $250,000;

(vii)        transferred any material assets to any Seller or any of its Affiliates (other than the Acquired Companies);

(viii)       materially increased the benefits available to any current or former employee of the Acquired Companies, other than in the ordinary course of business consistent with past practice;

(ix)          materially increased the base salary, wages or bonus opportunity of any employee, except in the ordinary course of business consistent with past practice;

(x)           established, adopted, amended or terminated any Plan;

(xi)          acquired by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, directly or indirectly, any business or any corporation, partnership, association or other business organization or division thereof;

(xii)        sold, leased or otherwise transferred or disposed of any assets, securities, properties or interests of any of the Acquired Companies that were material, either individually or in the aggregate, to the Business (other than (A) sales of inventory in the ordinary course of business consistent with past practice and (B) the disposition of obsolete or certain other assets not used in the Business during the twelve (12) months preceding the date hereof);

(xiii)       sold, transferred, leased, subleased, licensed, abandoned or otherwise disposed of any Owned Real Property or Leased Real Property;

(xiv)       entered into, terminated, materially adversely modified or amended any Material Contract;

(xv)        made any material change in the accounting methods or policies of the Acquired Companies, unless such change was required by GAAP;

(xvi)       issued, delivered or sold any securities of any of the Acquired Companies, other than the issuance of any securities to any of the other Acquired Companies;

(xvii)      amended the Organizational Documents of the Acquired Companies;

(xviii)     cancelled or failed to renew any significant insurance policies; or

(xix)        agreed to do any of the foregoing.

Section 5.6   Taxes.

(a)           Except as set forth in Schedule 5.6(a), (i) all income and all other material Tax Returns required to have been filed under applicable laws and regulations by or on behalf of the Acquired Companies before the date hereof have been timely filed; (ii) all such Tax Returns were correct and complete in all material respects; (iii) neither the Company or the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return; (iv) no claim has ever been made by an authority in a jurisdiction where the Acquired Companies do not file Tax Returns that any Acquired Company is or may be subject to taxation by that jurisdiction; (v) there are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Acquired Companies; (vi) all Taxes shown to be due on the Tax Returns referred to in clause (i), to the extent required to have been paid by the Acquired Companies, have been timely paid; and (vii) none of the Acquired Companies has waived in writing any statute of limitations in respect of Taxes of any of the Acquired Companies which waiver is currently in effect.  Except to the extent other representations and warranties in this Article V expressly relate to Taxes, this Section 5.6 contains the sole and exclusive representations and warranties with respect to matters relating to Taxes, and notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.6 shall cause Sellers to be liable for any Taxes for which Sellers are not expressly liable pursuant to Section 7.1 (relating to Tax matters).

(b)           The Acquired Companies have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)           No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Acquired Companies, other than audits identified in Schedule 5.6(c).  The Acquired Companies have not received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where the Acquired Companies have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Acquired Companies.

(d)           The Acquired Companies are not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law).

(e)           The Acquired Companies have not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)           The Acquired Companies have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g)           The Acquired Companies are not a party to or bound by any Tax allocation or sharing agreement except for any Tax allocation agreement among the Acquired Companies.

(h)           The Acquired Companies have never been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and has no Liability for the Taxes of any Person (other than the Acquired Companies) under Section 1.1502-6 of the U.S. Treasury Regulations (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract or otherwise.

(i)           The unpaid Taxes of the Acquired Companies did not, as of June 30, 2012, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements for the period ended June 30, 2012 (rather than in any notes thereto) and the Acquired Companies have not incurred any material Taxes outside the ordinary course of business since June 30, 2012.

(j)           The Acquired Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date (unless disclosed in Schedule 5.6(j)); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(k)           The Acquired Companies are not or have not historically been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code.

Section 5.7   Governmental Permits.  Except as set forth in Schedule 5.7 (and except with respect to Environmental Permits, which are governed by Section 5.17), each of the Acquired Companies owns, holds or possesses all material licenses, franchises, permits, privileges, immunities, registrations, clearances, exemptions, approvals and other authorizations from a Governmental Body that are necessary to entitle it to (i) own or lease, operate and use its assets, (ii) develop, manufacture, market, store, sell and distribute the Products and (iii) conduct the Business substantially as conducted immediately prior to the date of this Agreement (collectively, the “Governmental Permits”), except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden.  Each of the Governmental Permits is valid, subsisting and in full force and effect.  Except as set forth in Schedule 5.7, the operation of the Business as currently conducted is not, and since January 1, 2009 has not been, in material violation of, nor is any Acquired Company in default or material violation under, any Governmental Permit and, to the Knowledge of Sellers, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any material term, condition or provision of any Governmental Permit.  There are no actions pending or, to the Knowledge of Sellers, threatened that seek the revocation, cancellation, suspension or adverse modification of any Governmental Permit.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2009, none of the Acquired Companies has received or been subject to any written notice, charge, claim or assertion or, to the Knowledge of Sellers, any oral notice, charge, claim or assertion, in each case alleging any violations of Governmental Permits, nor, to the Knowledge of Sellers, has any such written notice, charge, claim or assertion been threatened.

Section 5.8   Real Property.

(a)           Schedule 5.8(a)(i) sets forth (i) a true, complete and accurate list by property or project name, city, state and country of all leasehold interests of the Acquired Companies in all real property (the “Leased Real Property”) and (ii) a true, complete and accurate list of all leases, subleases, licenses and other agreements for the use and occupancy by the Acquired Companies of the Leased Real Property (together with all modifications, amendments and supplements thereto, collectively, the “Lease Agreements”).  Schedule 5.8(a)(ii) sets forth a complete and accurate list by property or project name, city, state and country of all owned real property of the Acquired Companies, together with all interests of the Acquired Companies in the buildings, structures, installations, fixtures, trade fixtures and other improvements situated thereon and all easements, rights of way and other rights, interests and appurtenances of the Acquired Companies therein or thereunto pertaining (the “Owned Real Property”).  Each Acquired Company identified in Schedule 5.8(a)(i) has valid leasehold interests in such Leased Real Property, subject only to Permitted Real Property Exceptions.  Each Acquired Company identified in Schedule 5.8(a)(ii) owns fee simple title to such Owned Real Property, subject only to Permitted Real Property Exceptions.

(b)           (i) To the Knowledge of Sellers, since January 1, 2009, there have not been actual, threatened or imminent changes in the zoning of any of the Real Property or any part thereof adversely affecting the current use, occupancy or value thereof and (ii) there is no pending or threatened condemnation, expropriation, requisition (temporary or permanent) or similar proceeding with respect to any Real Property or any part thereof, which would detract from the value of the Real Property or impair the existing use or occupancy thereof.

(c)           Each Lease Agreement and each Real Property Agreement is in full force and effect.  None of the Acquired Companies is in or, to the Knowledge of Sellers, is alleged to be in, breach or default under any Lease Agreement or Real Property Agreement other than those breaches or defaults which would not, individually or in the aggregate, materially detract from the value of the Real Property or impair the existing use or occupancy thereof or reasonably be expected to adversely affect the Business in any material respect, and there is no event that, but for the passage of time or the giving of notice or both, would constitute or result in any such breach or default, other than those breaches or defaults which would not, individually or in the aggregate, materially detract from the value of the Real Property or impair the existing use or occupancy thereof or reasonably be expected to adversely affect the Business in any material respect.  Sellers have made available to Buyer on the Data Site prior to the date hereof true, complete and correct copies of any and all (i) Lease Agreements and (ii) Real Property Agreements.

(d)           Except as set forth in Schedule 5.8(d), neither Sellers nor any of the Acquired Companies have leased, subleased, sublicensed or given any other Person the right to use or occupy the Real Property.

(e)           None of the Real Property is vacant or unoccupied.

(f)           There are no outstanding options, rights of first offer or rights of first refusal to purchase or lease the Real Property or any portion thereof or interest therein entered into by Sellers or any of the Acquired Companies.

(g)           Except as set forth in Schedule 5.8(g), there are no service contracts, maintenance contracts, management agreements, union contracts, leases, security contracts or other agreements entered into by Sellers or any of the Acquired Companies encumbering or relating to the Real Property which will survive the Closing other than the Real Property Agreements.

(h)           There are no claims, demands, notices, suits or judgments relating to fire, zoning, building or health code violations of the Owned Real Property or, to the Knowledge of Sellers, the Leased Real Property which have not been heretofore corrected, and Sellers and the Acquired Companies have all permits, licenses and approvals necessary to own and operate the Owned Real Property as currently owned and operated and to use and operate the Leased Real Property (solely in the capacity as a tenant and not owner) as currently used and operated.

(i)           Neither Sellers nor any of the Acquired Companies has received any notice from any Governmental Body concerning the possible imposition of any special assessments on the Real Property, and none of the Owned Real Property nor, to the Knowledge of Sellers, the Leased Real Property is now subject to any special assessments.

(j)           The buildings and improvements in, on or within the Owned Real Property, are in good operating condition and repair, subject to reasonable wear and tear and continued repair and replacement in accordance with reasonable and customary business practice, and there are no deferred maintenance, repairs or unrepaired defects in the structural components comprising such buildings and building mechanical systems located thereon or therein which could materially impair the value of the Owned Real Property.

(k)           Each landlord under the Lease Agreements has satisfied all of the delivery, build-out and construction requirements under the Lease Agreements.

(l)            Sellers and the Acquired Companies, as landlord, have satisfied all of the delivery, build-out and construction obligations, if any, under the lease listed on Schedule 5.8(d), and there are no other outstanding or unfulfilled obligations of Sellers or the Acquired Companies to 3M Caribe, LLC, as tenant, under such lease, and 3M Caribe, LLC is in full compliance with the terms of such lease.

(m)          There are no landlord or third party consents necessary under the Lease Agreements to effect the transactions contemplated by this Agreement.

(n)           There are no Liabilities (i) relating to the Acquired Companies’ prior ownership, use or operation of that certain real property located at 93-95 Bromsgrove Road, Redditch UK (the “Former UK Property”), or (ii) arising by, through or under the Acquired Companies’ sale, conveyance or other transfer of the Former UK Property, and the agreements governing the sale, conveyance or other transfer of the Former UK Property do not impose any obligations on the Acquired Companies that remain outstanding or otherwise contain any provision imposing liability or providing recourse against Sellers or the Acquired Companies which survive such sale, conveyance or other transfer.

Section 5.9   Personal Property.  Schedule 5.9 contains as of the date of this Agreement a list of each lease or other agreement or right under which any of the Acquired Companies is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except those which are terminable by such Acquired Company without penalty on sixty (60) days’ or less notice or which provide for annual rental payments of less than $25,000.

Section 5.10        Intellectual Property.

(a)           To the Knowledge of Sellers, each Acquired Company owns or otherwise has valid and legally enforceable rights to use the Intellectual Property owned, licensed or used by the respective Acquired Companies at the Closing (the “Company Intellectual Property”).  The Company Intellectual Property constitutes all of the Intellectual Property owned by or licensed to any Seller Group Member (including the Acquired Companies) used in or necessary to conduct the Businesses of the Acquired Companies as currently conducted.  Schedule 5.10(a) lists all registered Copyrights, issued Patent Rights, applications to register Patent Rights, registered Trademarks and applications to register Trademarks that are solely owned by any Acquired Company and to which any Acquired Company has valid title (the “Owned Registered Intellectual Property” and, together with any other Intellectual Property owned by any Acquired Company, the “Owned Intellectual Property”).  Since January 1, 2012 through the date hereof, none of the Acquired Companies has sold or transferred the title to any Intellectual Property owned by any Acquired Company during such period to any third party (other than to another Acquired Company).

(b)           Schedule 5.10(b) lists all licenses, or other Contracts, granting any of the Acquired Companies the right to use any Intellectual Property received from any third party or pursuant to which an Acquired Company is granting any third party the right to use any Company Intellectual Property, in each case, which is material to the conduct of the Business as currently conducted, including source code escrow agreements for Software.  Sellers have made available to Buyer on the Data Site prior to the date hereof true, correct and complete copies of all licenses or other Contracts required to be listed on Schedule 5.10(b).  The Acquired Companies are not in or, to the Knowledge of Sellers, alleged to be, in breach or default under any of the licenses or other Contracts required to be listed on Schedule 5.10(b), other than those breaches or defaults which, individually or in the aggregate, would not reasonably be expected to adversely affect the Business in any material respect.

(c)           Schedule 5.10(c) contains a list of all Software owned, licensed or used by the Acquired Companies which is material to the conduct of the Business as currently conducted.  The Acquired Companies have a valid and legally enforceable right to use the Software identified in Schedule 5.10(c).

(d)           Except as disclosed in Schedule 5.10(d), the Owned Registered Intellectual Property is free of all payment obligations and other Encumbrances, except Permitted Encumbrances, and is not subject to any judgments or limitations or restrictions on use or otherwise.  Except as disclosed in Schedule 5.10(d), there is no Proceeding, judgment, Contract or other arrangement that prohibits or restricts the Acquired Companies from any use of the Owned Intellectual Property.  No Person has any rights in the Owned Registered Intellectual Property that could cause any reversion or renewal of rights in favor of that Person or termination of an Acquired Company’s rights in the Owned Registered Intellectual Property.

(e)           Except as disclosed in Schedule 5.10(e), to the Knowledge of Sellers, all registrations for Owned Registered Intellectual Property are valid and in force under applicable law for those respective categories of Intellectual Property, and all applications to register Owned Registered Intellectual Property so identified are pending and in good standing, all without challenge of any kind.

(f)            Except as disclosed in Schedule 5.10(f), to the Knowledge of Sellers, no Person has infringed or misappropriated any of the Owned Intellectual Property.  Each of the Acquired Companies has the right to bring actions for infringement, unauthorized use or other violation of the Owned Registered Intellectual Property and Software owned by such Acquired Company.  Since January 1, 2009, no Acquired Company has commenced or threatened any Proceeding, or asserted any written allegation or claim, against any Person for infringement or misappropriation of the Company Intellectual Property or breach of any Contract involving the Company Intellectual Property.

(g)           Except as disclosed in Schedule 5.10(g), to the Knowledge of Sellers, since January 1, 2009: (i)  neither the conduct of the Business of the Acquired Companies nor the Acquired Companies’ actual use, license or other transfer of the Company Intellectual Property has infringed or misappropriated any other Person’s Intellectual Property; and (ii) no Acquired Company has received written notice of any pending or threatened Proceeding or any allegation or claim in which any Person alleges that an Acquired Company or the conduct of the Business has violated any Person’s Intellectual Property.

(h)           Except as disclosed in Schedule 5.10(h), as of the date hereof no Proceedings are pending or, to the Knowledge of Sellers, threatened against any of the Acquired Companies which challenge the validity, enforceability or ownership of any Company Intellectual Property.

(i)            Each Acquired Company has taken commercially reasonable steps to protect and preserve Trade Secrets and other confidential information included in the Company Intellectual Property.  Each Acquired Company has taken commercially reasonable steps to comply with all duties of such Acquired Company to protect the confidentiality of information provided to such Acquired Company by any other Person.  All Persons who have participated in the creation of any Owned Intellectual Property have assigned such Intellectual Property to an Acquired Company pursuant to (A) a written obligation binding on the Person providing for the assignment by such Person to an Acquired Company of such Intellectual Property arising out of such Person’s employment by or contract with an Acquired Company or (B) the application of employment law, agency law or other Requirements of Law.  To the Knowledge of Sellers, no Person has gained unauthorized access to or made any unauthorized use of any such confidential information maintained by any of the Acquired Companies, including confidential information of any third party provided to an Acquired Company under an obligation to maintain the same in confidence.

Section 5.11      Title to Property.  Except for assets disposed of in the ordinary course of business consistent with past practice, the Acquired Companies have good and valid title to each item of equipment and other tangible personal property reflected on the Interim Financial Statements as owned by the Acquired Companies, free and clear of all Encumbrances, except for Permitted Encumbrances.

Section 5.12      No Violation, Litigation or Regulatory Action.  Except as set forth in Schedule 5.12:

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Acquired Company has complied in all material respects, and is in compliance in all material respects, with each Requirement of Law and Order that is applicable to any of its Products, products under development, properties, assets, operations or business, including all applicable Requirements of Law and Orders administered or issued by the FDA or any Medical Product Regulatory Authority applicable to developing, testing, manufacturing, marketing, selling, distributing, exporting or promoting the Products, including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and the implementing regulations issued by the FDA, the implementing regulations issued by the FTC, and any applicable requirements established by state or local authorities responsible for regulating the Products, as well as all material terms and conditions imposed in any licenses, permits, approvals, clearances, registrations or other authorizations granted to the Acquired Companies by the FDA or other Medical Product Regulatory Authority, including any applicable facility registrations and fees; current good manufacturing practice (cGMP); quality system requirements; inspection requirements; testing requirements or protocols; recordkeeping and product traceability requirements; reporting and monitoring requirements; and packaging requirements.  Since the applicable acquisition date thereof by Sellers and, to the Knowledge of Sellers prior to such date, no Acquired Company has received any written notice, including any warning or untitled letters, Forms FDA-483, establishment inspection reports, recalls, field notifications, alerts, or seizures requested or threatened relating to the Products, from any Governmental Body, including the FDA or any other Medical Product Regulatory Authority, indicating that it or any of its officers, directors, employees or agents is or may be in material violation of any Requirements of Law.  To the Knowledge of Sellers, there has been no false or misleading information or significant omission in any application, submission, or report made by any Acquired Company, or by any officer, director, employee or agent of any Acquired Company, to any Medical Product Regulatory Authority, including the FDA, relating to the Products.

(b)           The Acquired Companies, where required, have obtained all necessary regulatory and other approvals from any Medical Product Regulatory Authority prerequisite to the commercial sale, promotion or marketing of the Products, including selling, promoting and marketing the Products in the United States, where required, under valid premarket approvals or 510(k) clearances or exemptions from these requirements exclusively owned by the Acquired Companies, except for such incidental regulatory and other approvals which would be readily obtainable by any qualified applicant without undue burden.

(c)           Since the applicable acquisition date thereof by Sellers and, to the Knowledge of Sellers prior to such date, none of the Acquired Companies, nor the officers, directors, managing employees or individuals with direct or indirect ownership interests (or any combination thereof) of five percent (5%) or more in any Acquired Company (as those terms are defined in 42 C.F.R. § 1001.1001), with respect to the Business, (i) have engaged in any activities that are cause for civil or criminal penalties or mandatory or permissive exclusion from, any Federal Health Care Program under Sections 1128, 1128A, 1128B or 1877 of the Social Security Act, Section 3729 of Title 31 of the United States Code, or the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or any related state or local statutes, including knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the purchase, lease or order, or the arranging for or recommending of the purchase, lease or order, of any good, facility, item, or service for which payment may be made in whole or in part under any Federal Health Care Program; (ii) have had a civil monetary penalty assessed against them under Section 1128A of the Social Security Act; (iii) have been suspended, debarred, excluded or otherwise become ineligible to participate in any Federal Health Care Program or in Federal procurement or non-procurement programs, or are suspended, debarred, excluded or otherwise ineligible to participate in any Federal Health Care Program or in Federal procurement or non-procurement programs; or (iv) have been convicted (as defined in 42 C.F.R. § 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2) or (b)(3) of the Social Security Act.

(d)           None of the Acquired Companies (i) is subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or similar agreement with a Governmental Body mandating or prohibiting future or past activities; (ii) to the Knowledge of Sellers, is under investigation by any Governmental Body or qui tam relator related to promotional, billing, coding or reimbursement practices or any other act or practice related to Requirements of Law applicable to Federal Health Care Programs; (iii) is suspended, debarred, excluded or otherwise ineligible to participate in any Federal Health Care Program or in Federal procurement or non-procurement programs and, since the applicable acquisition date thereof by Sellers and, to the Knowledge of Sellers prior to such date, has been suspended, debarred, excluded or otherwise ineligible to participate in any Federal Health Care Program or in Federal procurement or non-procurement programs; (iv) has employed or contracted with any Person who is suspended, debarred, excluded or otherwise ineligible to participate in any Federal Health Care Program or in Federal procurement or non-procurement programs; or (v) since the applicable acquisition date thereof by Sellers and, to the Knowledge of Sellers prior to such date, has failed to comply with any material applicable Requirements of Law related to the sales and marketing activities of medical device manufacturers or the disclosure of payments and other transfers of value provided to health care providers, including the applicable provisions of the California Compliance Program Law (Cal. Health & Safety Code §§ 119400-119402), the Nevada Marketing Code of Conduct Law (Nev. Rev. Stat. § 639.570), the Massachusetts Marketing Code of Conduct and Practitioner Payment Reporting Law (105 Mass. Code Regs. 970.000), the Vermont Prescribed Products Law (Vt. Stat. Ann. tit. 18, §§ 4631a, 4632), and the Patient Protection and Affordable Care Act, 42 U.S.C. § 1320a-7h.

(e)           None of the Acquired Companies, in connection with the operation of the Business, bills or is directly reimbursed by any commercial insurance plan or any Federal Health Care Program.

(f)           Further, all Contracts and other financial arrangements and relationships entered into by the Acquired Companies with customers, vendors, employees, distributors and contractors are in compliance in all material respects with all applicable Requirements of Law, including the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), the Stark Law, 42 U.S.C. § 1394nn, the Civil False Claims Act, 31 U.S.C. § 3279 et seq., and state kickback, self-referral and false claims laws.

(g)           None of the Acquired Companies (i) has, in the past five (5) years, to the Knowledge of Sellers, violated any provision of any applicable anti-bribery law, treaty or convention, including the United States Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.) and the United Kingdom Bribery Act 2010; (ii) has, in the past five (5) years, received either a formal or informal inquiry from a regulator relating to alleged bribery or corruption; or (iii) has conducted any internal investigation related to a suspicion of bribes or other corrupt conduct by an officer, director, employee, distributor, contractor or other agent of the company or has otherwise received any notification or complaint of such conduct.

(h)           Except as set forth in Schedule 5.12(h):

(i)           as of the date hereof, there are no Proceedings pending or, to the Knowledge of Sellers, threatened against any of the Acquired Companies, that are reasonably expected to adversely affect the Business in any material respect;

(ii)          as of the date hereof, there is no Proceeding pending or, to the Knowledge of Sellers, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements; and

(iii)         none of the Acquired Companies is subject to any outstanding Order that prohibits or otherwise restricts the ability of any of the Acquired Companies to consummate fully the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements.

Section 5.13      Contracts.  Except as set forth in Schedule 5.13, as of the date of this Agreement, none of the Acquired Companies is a party to or bound by:

(a)           any Contract for the future purchase or sale of real property;

(b)           any Contract for the purchase of services, supplies, raw materials, components or equipment which involved the payment of more than $175,000 in the fiscal year ended December 31, 2011 or is reasonably expected to involve the payment of more than $175,000 in the fiscal year ending December 31, 2012;

(c)           any Contract for the sale of any services or products which involved the payment to any of the Acquired Companies of more than $175,000 in the fiscal year ended December 31, 2011 or is reasonably expected to involve the payment of more than $175,000 in the fiscal year ending December 31, 2012;

(d)           any loan agreements, promissory notes, indentures, letters of comfort, letters of credit, bonds or other instruments involving indebtedness for borrowed money in an amount in excess of $175,000 or any guaranties of any such indebtedness;

(e)           any Contract under which an Acquired Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or investment in, any Person (other than any other Acquired Company and other than extensions of trade credit in the ordinary course of business), in any such case that, individually or in the aggregate, is in excess of $175,000;

(f)           any mortgage, sale/leaseback agreement, deed or trust, security agreement, purchase money agreement, conditional sales contract or capital lease created or assumed by, or permitted to be created by written instrument made or accepted by, the Acquired Companies (other than (i) any purchase money agreement, conditional sales contract or capital lease evidencing liens only on tangible personal property under which there exists an aggregate future Liability not in excess of $25,000 per Contract or lease, (ii) protective filings of financing statements under the Uniform Commercial Code, (iii) agreements evidencing Encumbrances created by a landlord of Leased Real Property and (iv) any Permitted Real Property Exceptions);

(g)           any license of, or other Contract granting any of the Acquired Companies the right to use, any Intellectual Property received from or granted to third parties which is material to the conduct of the Business as currently conducted, including source code escrow agreements for Software;

(h)           any employment, bonus, commission, deferred compensation, severance, retention, or separation Contract or Contract restricting the employment of any employee or independent contractor of the Company (including any secrecy, confidentiality, non-disclosure, non-solicitation and non-compete agreements impacting the period of employment or a period after employment) (other than any Plan or any such Contract required by Requirements of Law) with any current or, to the extent there exist ongoing obligations thereunder, former director, officer, or employee of any of the Acquired Companies;

(i)             any Contract for capital expenditures involving payments of more than $175,000 individually or in the aggregate after the date hereof;

(j)            any Contract entered into in the past three (3) years involving any resolution or settlement of any actual or threatened Proceeding with a value greater than $175,000;

(k)           any collective bargaining agreement or other Contract with any labor union or association relating to any employees of any of the Acquired Companies;

(l)            any partnership, joint venture, limited liability company or other similar Contract or arrangement involving a sharing of profits, losses, costs or liabilities with any other Person or involving sharing of equity interests;

(m)          any Contract with another Person which purports to limit or restrict the ability of any of the Acquired Companies to enter into or engage in any market or line of business or that provides for “most favored nations” terms or establishes an exclusive sale or purchase obligation with respect to any Product or any geographic location (except for such agreements which shall not apply to any of the Acquired Companies upon Closing); or

(n)           any other Contract that is otherwise material to the Acquired Companies, taken as a whole.

Section 5.14        Status of Contracts.  Except as set forth in Schedule 5.14 or in any other Schedule hereto, each of the Contracts set forth in Schedule 5.13 (collectively, the “Material Contracts”) is a valid and binding obligation of one of the Acquired Companies, as applicable, is in full force and effect and is enforceable against such Acquired Company and, to the Knowledge of Sellers, against the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity.  The Acquired Companies are not in or, to the Knowledge of Sellers, alleged to be in, breach or default under any of the Material Contracts, other than those breaches or defaults which, individually or in the aggregate, would not reasonably be expected to adversely affect the Business in any material respect.  Sellers have made available to Buyer on the Data Site prior to the date hereof a true, correct and complete copy of each Material Contract, except as otherwise set forth in the Schedules.

Section 5.15        Employee Benefits.

(a)           Each Plan is listed in Schedule 5.15(a)(i).  With respect to each Plan listed in Schedule 5.15(a)(i), except as would not reasonably be expected to have a Material Adverse Effect or as set forth on Schedule 5.15(a)(ii), (i) such Plan (and each related trust, insurance contract or fund) has been maintained and operated in compliance with the terms of such Plan and the applicable Requirements of Law, including the Code and ERISA, and (ii) as of the date hereof, no litigation or asserted or, to the Knowledge of Sellers, threatened claims against any of the Acquired Companies exist with respect to any such Plan (other than routine claims for benefits).  Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on an opinion letter for a prototype or volume submitter plan, and Sellers have made available to Buyer on the Data Site a copy of each such letter.  Nothing has occurred since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Plan.  No Plan is a Multiemployer Plan or is otherwise subject to Title IV of ERISA.

(b)             Except as set forth on Schedule 5.15(b), (i) all required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Plan and (ii) except as would not reasonably be expected to result in material Liability to any Acquired Company, the requirements of COBRA have been met with respect to each Plan subject to COBRA.

(c)           Except as set forth on Schedule 5.15(c), all contributions (including all employer contributions and employee salary reduction contributions) that are due with respect to each Plan have been made to each Plan within the time periods prescribed by ERISA and the Code.

(d)           Except as would not reasonably be expected to result in material Liability to any Acquired Company, (i) there have been no non-exempt Prohibited Transactions with respect to any Plan and (ii) there have been no breaches of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan.

(e)           Sellers have made available to Buyer on the Data Site prior to the date hereof correct and complete copies of the plan documents and summary plan descriptions, the most recent determination  letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each Plan.

(f)           No Acquired Company contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Plan that is a defined benefit plan (as defined in ERISA §3(35)).  No asset of any Acquired Company is subject to any lien under ERISA or Code §430.

Section 5.16        Employee Relations and Agreements.

(a)           Except as provided by Puerto Rican Act No. 80 of May 30, 1976, as amended, and except as set forth in Schedule 5.16, no director, officer or employee of the Acquired Companies is a party to any employment or other agreement with any of the Acquired Companies that entitles him or her to compensation or other consideration upon and as a result of the transactions contemplated by this Agreement.

(b)           None of the Acquired Companies is a party to any labor contract, collective bargaining agreement or other Contract with any labor organization, union or association.  None of the Acquired Companies has agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as or, to the Knowledge of Sellers, sought to represent employees of the Acquired Companies as the exclusive bargaining representative of any of the employees of any Acquired Company.

(c)           (i) There are no labor strikes, work stoppages or lockouts pending, or, to the Knowledge of Sellers, threatened, against any of the Acquired Companies, and none of the Acquired Companies has experienced any such strikes, stoppages or lockouts within the past five (5) years; (ii) to the Knowledge of Sellers, no union organizational campaign is, or within the past five (5) years has been, in progress with respect to the employees of any of the Acquired Companies; (iii) no Acquired Company is a party to or, to the Knowledge of Sellers, has been threatened with any material dispute with any of its employees or any material dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of the Acquired Companies, and (iv) each Acquired Company is in compliance in all material respects with all applicable Requirements of Law respecting terms and conditions of employment and employment and employment practices, including worker classification, wages, bonuses, commissions, termination pay, severance pay, vacation pay, sick pay, fringe benefits, hours of work, unlawful, wrongful or retaliatory or discriminatory treatment or labor practices, whistleblowing, immigration, workers’ compensation, plant closings, mass layoffs, disability, unemployment compensation, occupational safety and health standards and other employment laws.

(d)           To the Knowledge of Sellers, all employees of the Acquired Companies employed in the United States are authorized to work in the United States.  A Form I-9 has been completed properly and retained in accordance with applicable law with respect to substantially all employees of the Acquired Companies for whom the employer is required to obtain a Form I-9.

(e)           Except as would not reasonably be expected to result in material Liability to any Acquired Company, the Acquired Companies have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.  None of the Acquired Companies is liable for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits or social security for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(f)           Except as would not reasonably be expected to result in material Liability to any Acquired Company, all independent contractors who have worked for the Acquired Companies at any time are and have been properly classified as independent contractors pursuant to all applicable regulations.

(g)           None of the Acquired Companies is a party to, or bound by, any Order (or agreement entered into with any Governmental Body or any current or former employee, labor union, or other employee representative) having effect on (or potentially having a future effect on) the Company’s employment practices or  respecting the terms and conditions of employment for its employees.

Section 5.17        Environmental Matters.  Except as set forth in Schedule 5.17:

(a)           Sellers have provided to Buyer true and complete copies of all reports, studies, data and material correspondence and other information which are in the Acquired Companies’ or any Seller’s possession, custody or control related to (i) the environmental condition of the Real Property or (ii) any Environmental Matter at, from or affecting the Real Property;

(b)           the Acquired Companies own, hold or possess all Environmental Permits which are necessary to conduct the Business substantially as currently conducted, all such Environmental Permits are in full force and effect, and there are no existing, pending or, to the Knowledge of Sellers, threatened administrative or judicial proceeding, review or investigation, or any event, omission or condition, that would reasonably be expected to result in the involuntary revocation, non-renewal or adverse modification of any such Environmental Permit;

(c)           the Acquired Companies are, at all times since the applicable acquisition date thereof by Sellers have been and, to the Knowledge of Sellers, since August 1, 2007 have been, in material compliance with all Environmental Laws and Environmental Permits, and any orders, decrees, written governmental notices, demand letters, consent decrees, consent orders and settlement agreements applicable to them entered, issued, promulgated or approved under, or pursuant to Environmental Laws, and have no material obligation or liability outstanding thereunder or in connection therewith;

(d)           none of the Acquired Companies is subject to any existing or pending judicial or administrative proceeding, or any order, judgment, decree or settlement with or by any Person (including any Governmental Body) and, to the Knowledge of Sellers, no investigation is existing, pending or threatened, in each case alleging or regarding (i) a violation of or Liability under any Environmental Law, (ii) any Remedial Action or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of a Hazardous Material into the environment where, in each case, the obligations of such Acquired Company have not been completed in all material respects;

(e)           since the applicable acquisition date thereof by Sellers and, to the Knowledge of Sellers, since August 1, 2007, none of the Acquired Companies has received any written notice or claim to the effect that it is or may be liable or potentially responsible to any Person, including any Governmental Body, as a result of the Release of a Hazardous Material, at the Real Property or elsewhere, that has not been fully and finally resolved;

(f)           since the applicable acquisition date thereof by Sellers and, to the Knowledge of Sellers, since August 1, 2007, none of the Acquired Companies has received any written notice or claim to the effect that it is or may be liable to any Person, including any Governmental Body, as a result of any allegation of noncompliance with an Environmental Permit or Environmental Law; and

(g)           since the applicable acquisition date thereof by Sellers and, to the Knowledge of Sellers, at any time prior thereto, there has been no storage, treatment, generation, transportation, release, discharge, leak, or emission by any of the Acquired Companies or, to the Knowledge of Sellers, by any other Person, of any substance known by Sellers to be a Hazardous Material for which Sellers are or may be held responsible, which, in either case, could reasonably be expected give rise to any material obligation or liability under any Environmental Law.

Section 5.18      No Undisclosed Liabilities.  Except as set forth in Schedule 5.18 or reflected on the Interim Financial Statements, as of the Balance Sheet Date, none of the Acquired Companies was subject to any material Liability that would be required to be included on a balance sheet (including the notes thereto) prepared in accordance with GAAP.  Since the Balance Sheet Date, except as set forth in Schedule 5.18, none of the Acquired Companies has incurred any material Liability other than in the ordinary course of the business consistent with past practice, whether absolute, contingent, accrued or otherwise, except for transaction expenses incurred in connection with this Agreement.

Section 5.19        Sufficiency of Assets.  Except as set forth on Schedule 5.19, the assets and properties of the Acquired Companies constitute all of the assets and properties necessary to operate the Business in all material respects as currently conducted and are sufficient to allow Buyer and its Affiliates (including the Acquired Companies, after the Closing) to operate the Business in all material respects as currently conducted immediately following the Closing.

Section 5.20        Customers and Suppliers. Schedule 5.20(a) sets forth a true, correct and complete list of names and addresses of the fifteen (15) largest customers and the fifteen (15) largest suppliers of the Acquired Companies and the dollar amount of purchases or sales which each such customer or supplier represented during the fiscal years ended December 31, 2011 and December 31, 2010.  Except as set forth on Schedule 5.20(b), to the Knowledge of Sellers, no such customer or supplier set forth on Schedule 5.20(a) has any intention to cease or substantially reduce the use or supply of products, goods or services of or to the Business or return any Products.

Section 5.21        Warranties.  Schedule 5.21 sets forth true, correct and complete copies of the forms of written warranties covering Products sold by the Acquired Companies during the preceding three (3) years.  All written or oral product warranties, return policies and procedures and other credit and sales practices of the Acquired Companies that have been in force or effect at any time during the preceding three (3) years, regardless of the date of the sale to which such warranty, return policy or other practice may relate, are listed on Schedule 5.21.

Section 5.22        Insurance.

(a)           Schedule 5.22 contains a true, correct and complete summary of all insurance policies or other sources of insurance coverage held by or for the benefit of any Acquired Company or otherwise providing coverage in respect of Liabilities of any Acquired Company.  True, correct and complete copies of all insurance policies listed on Schedule 5.22 have been made available to Buyer on the Data Site prior to the date hereof.  With respect to each such insurance policy, (i) except as set forth on Schedule 5.22, such insurance policy has not been modified, commuted or settled, in whole or in part; (ii) no Seller or Acquired Company has assigned any of its respective rights under such insurance policy to any other Person; and (iii) except as set forth on Schedule 5.22, the limit of liability under such policy has not been impaired with respect to any Environmental Matter or for any other reason.

(b)           The Acquired Companies have fully accrued on the Preliminary Closing Date Balance Sheet for any Liability of any Acquired Company for any claims within policy deductibles or self-insured retentions or for any future amounts due for premium audits or retrospective premium adjustments.

(c)           All insurance policies listed on Schedule 5.22 are valid, binding and in full force and effect.  None of the Acquired Companies has received any written notice of cancellation or non-renewal of any such policies or binders nor, to the Knowledge of Sellers, is the termination of any such policies or binders threatened.  There is no material Proceeding pending under any of such policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders, and all claims and losses of the Acquired Companies have been properly reported to the underwriters of such policies or binders.  Sellers have made available to Buyer on the Data Site loss-runs for the last three (3) years in respect of the Acquired Companies.

Section 5.23        Indebtedness.  Schedule 5.23 sets forth a true, correct and complete list of all Indebtedness as of immediately prior to the Closing Date.

Section 5.24        Product Liability.  Schedule 5.24 contains a description of all product liability claims and similar Proceedings relating to Products manufactured or sold, or services rendered, which are pending or which, to the Knowledge of Sellers, are threatened, as of the date hereof.  There are no defects in design, construction or manufacture of any Products which would materially adversely affect performance or create an unusual risk of injury to persons or property, and there are no citations, decisions, adjudications or written statements by any Governmental Body or consent decrees stating that any Product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Body.  Except as set forth in Schedule 5.24, (a) none of the Products has been the subject of any replacement, field fix or retrofit, modification or recall campaign by the Acquired Companies and, (b) to the Knowledge of Sellers, no facts or conditions related to any Product exist which could reasonably be expected to result in (i) such a recall campaign or (ii) material liability for returns or other product liability claims with respect to any Product.  Since January 1, 2009, no report of any problems or defects involving any Product has been filed with any Governmental Body under any Requirements of Law.

Section 5.25        Related Party Contracts.  Except as set forth on Schedule 5.25(a), no Sellers, Affiliate of any Seller, officer, director or Affiliate of any of the Acquired Companies or any immediate family member of any of the foregoing Persons is a party to or the beneficiary of any Contract with any of the Acquired Companies (other than an employment or similar agreement) or has any interest in any property used by any of the Acquired Companies.  Schedule 5.25(b) sets forth a list of any Contracts (other than an employment or similar agreement) by and between any Acquired Company, on the one hand, and any Seller, Affiliate of any Seller or any officer, director, employee or family member of any Seller, on the other hand.  As of the Closing, each Contract set forth on Schedule 5.25(c) shall be terminated and of no further continued force or effect and none of the Acquired Companies shall have any obligations thereunder.

Section 5.26        No Brokers.  Except for the services of Wells Fargo Securities, LLC, whose compensation is included in the Closing Date Transaction Expenses, none of the Acquired Companies nor any Person acting on its behalf has paid or become obligated to pay any fee, obligation or commission, contingent or otherwise, to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or the Seller Ancillary Agreements.

Section 5.27        No Other Representations.  Except for the representations and warranties contained in this Article V, such Seller makes no representation or warranty, express or implied, regarding the Acquired Companies.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES CONCERNING BUYER

As an inducement to Sellers and the Companies to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers and the Companies as follows:

Section 6.1          Organization of Buyer.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana.  Buyer has the requisite power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.

Section 6.2          Authority of Buyer; Conflicts.

(a)           Buyer has the power and authority to execute, deliver and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by Buyer’s board of directors and do not require any further authorization, consent or other proceeding of Buyer or its sole stockholder.  This Agreement has been duly and validly authorized, executed and delivered by Buyer and represents (assuming the valid authorization, execution and delivery of this Agreement by the other parties hereto) the legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will represent (assuming the valid authorization, execution and delivery by the other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b)           Neither the execution and delivery by Buyer of this Agreement or any of the Buyer Ancillary Agreements or the consummation by Buyer of any of the transactions contemplated hereby or thereby nor compliance by Buyer with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i)           assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 6.2(b)(ii), result in a violation or breach of the terms, conditions or provisions of, conflict with or constitute a default under any provision of, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination or cancellation or a loss of rights under (A) the Organizational Documents of Buyer, (B) any material Contract to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (C) any Order to which Buyer is a party or by which it is bound or (D) any material Requirements of Law affecting Buyer, other than, in the case of clauses (B), (C) and (D) above, any such violations, breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or

(ii)          require the approval, consent, authorization or act of, the notice to or the making by Buyer of any declaration, filing or registration with, any Person, except for (A) such consents, approvals, filings and notices as may be required under any Requirements of Law with respect to environmental matters pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements and (B) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 6.3          No Violation, Litigation or Regulatory Action.

(a)           As of the date hereof, there are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or its subsidiaries which are reasonably expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

(b)           As of the date hereof, there are no Proceedings pending or, to the Knowledge of Buyer, threatened that question the legality of the transactions contemplated by this Agreement or any of Buyer Ancillary Agreements.

Section 6.4          Financing.  Buyer has and will have available to it upon the Closing sufficient funds to perform all of its obligations under this Agreement, including making payments at the Closing pursuant to Section 3.2, and to consummate the transactions contemplated hereby.

Section 6.5          Solvency.  Assuming (i) the accuracy of the representations and warranties of each Seller set forth herein, (ii) compliance in all material respects by each Seller with its covenants and obligations set forth herein and (iii) satisfaction of the conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement, or waiver of such conditions by Buyer, then immediately after giving effect to the transactions contemplated by this Agreement and the Buyer Ancillary Agreements, (a) Buyer and its Subsidiaries will be able to pay their debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities) and (b) Buyer and its Subsidiaries will have adequate capital to carry on their businesses.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Acquired Companies or Buyer.

Section 6.6             Investment Intent.  Buyer is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof.  Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Shares in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws.

Section 6.7             No Brokers.  Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or Buyer Ancillary Agreements.

Section 6.8             No Other Representations.  Except for the representations and warranties contained in this Article VI, neither Buyer nor any other Person acting on behalf of Buyer makes any representation or warranty, express or implied, regarding Buyer.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1          Tax Matters.

(a)           Liability for Taxes.

(i)           Sellers shall be liable for and pay, and pursuant to Article VIII (and subject to the limitations thereof), each Seller agrees to indemnify and hold harmless each Buyer Group Member from and against, any Taxes imposed on any of the Acquired Companies for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; provided, however, that Sellers shall not be liable for or pay, and shall not indemnify or hold harmless any Buyer Group Member from and against, (A) any Taxes shown as a liability or reserve on the Closing Date Balance Sheet and included in the Closing Date Working Capital, (B) any Taxes imposed on any of the Acquired Companies or for which any of the Acquired Companies may otherwise be liable as a result of transactions occurring on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing, (C)  any Taxes that result from any actual or deemed election under Section 338 of the Code or any similar provisions of U.S. state, local or non-U.S. law as a result of the purchase of the Shares or that result from Buyer, any Affiliate of Buyer, or any of the Acquired Companies engaging in any activity or transaction that would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of any Company for Tax purposes, and (D) notwithstanding anything to the contrary herein, any Taxes resulting from a sale of any of the Acquired Companies by Buyer (Taxes described in this proviso, hereinafter “Excluded Taxes”).  Sellers shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.  Upon the request of Sellers, Buyer shall file (or cause to be filed) all Tax Returns (including amended Tax Returns) or other documents claiming any refunds to which Sellers are entitled pursuant to the preceding sentence.

(ii)          Buyer shall be liable for and pay, and pursuant to Article VIII (and subject to the limitations thereof) shall indemnify and hold harmless each Seller Group Member from and against, (A) any and all Taxes imposed on any of the Acquired Companies, or for which any of the Acquired Companies may otherwise be liable, for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (B) Excluded Taxes.  Except as otherwise provided herein, Buyer shall be entitled to any refund of (or credit for) (x) Taxes described in clause (A) and (y) Excluded Taxes.

(iii)         For purposes of Sections 7.1(a)(i) and (a)(ii), whenever it is necessary to determine the liability for Taxes of the Acquired Companies for a Straddle Period, the determination of such Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Acquired Companies or with respect to the Shares for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Acquired Companies were closed at the close of the Closing Date; provided, however, that (x) transactions occurring on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date and (y) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

(iv)         Buyer, on the one hand, and Sellers, on  the other hand, each shall pay one half of any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.

(v)         Any and all deductions related to (A) any bonuses paid on or prior to the Closing Date by the Acquired Companies in connection with the transactions contemplated hereby, (B) expenses with respect to Indebtedness being paid in connection with the Closing, (C) all transaction expenses and payments that are deductible for Tax purposes, including Transaction Expenses and other fees and expenses of legal counsel, accountants, investment bankers and the Stockholder Representative, (D) the transactions contemplated by Section 2.5, (E) any disbursement of all or any portion of the Escrow Fund to Sellers in accordance with the Escrow Agreement and (F) any disbursement of all or any portion of the Expense Reserve to Sellers in accordance with Section 9.5 (such deductions described in clauses (A) through (F), the “Transaction Tax Deductions”) shall be claimed in a taxable period (or portion of any Straddle Period) ending on or prior to the Closing Date, except as otherwise required by Requirements of Law. To the extent the Transaction Tax Deductions are not fully utilized in such period, the Company shall elect to carry back any item of loss, deduction, or credit from any Transaction Tax Deductions to prior taxable years to the fullest extent permitted by Requirements of Law.

(vi)         To the extent it is established in accordance with the procedures set forth in this Section 7.1(a)(vi) that any Transaction Tax Deduction (including a Transaction Tax Deduction included in a net operating loss carryforward) results in a reduction of the federal, state or local income, franchise or similar Taxes of the Acquired Companies, Buyer or any Affiliate or successor thereof for any taxable year or period beginning after the Closing Date or for the portion of any Straddle Period that begins after the Closing Date (each such reduction, a “Tax Reduction”), then Buyer shall pay to Sellers an amount equal to such Tax Reduction.  For purposes of this Section 7.1(a)(vi), the amount of any Tax Reduction shall be determined after taking into account all other applicable items of income, gain, deduction or loss (or any other Tax attributes) of the Acquired Companies, any Subsidiary of Buyer or any Affiliate of Buyer.  Buyer shall be required to claim, and to cause the Acquired Companies, any Subsidiary of Buyer, any Affiliate of Buyer or successor to claim, a deduction or similar Tax item (and to claim no income, gain or similar Tax item) with respect to a Transaction Tax Deduction unless there is no reasonable basis for doing so under the standards of Section 6662 of the Code.  Any dispute regarding whether the standard set forth in the preceding sentence is met, or regarding the calculation of the Tax Reduction, shall be referred to the Auditor for final resolution in accordance with the provisions of Sections 2.3(b) and 2.3(c).  Payment of any Tax Reduction shall be made (A) at the due date for filing the Tax Return (after taking into account extensions) for the taxable year or period in which the Tax Reduction in question occurs, in the event and to the extent that such Tax Reduction reduces the tax required to be paid by the Acquired Companies with the filing of such Tax Return for such year or period, together with interest on the amount of such payment computed at the applicable federal rate (determined under Section 1274 of the Code) from the due date for filing such Tax Return (without taking into account extensions) through the date of payment, or (B) at the time Buyer or the Acquired Companies receive the economic benefit of such Tax Reduction through receipt of any actual tax refund or use of a net operating loss resulting from such Tax Reduction, in the event and to the extent that such Tax Reduction results in an actual tax refund or reduces taxable income for such year or period below zero, as the case may be.  Sellers shall refund to Buyer any Tax Reduction to the extent it has been paid by Buyer to Sellers but is subsequently recaptured by Buyer (other than as a result of an audit, written inquiry, claim or demand by a taxing authority for which indemnification is provided under Section 7.1(a)(i) including, for example, by reason of any carry back of losses).  To the extent that, after any such recapture, the relevant Transaction Tax Deduction subsequently produces a Tax Reduction (established in accordance with the above procedures), such Tax Reduction shall be governed by this Section 7.1(a)(vi).

(vii)        All Tax sharing agreements or similar agreements with respect to or involving the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder.

(b)           Tax Returns.

(i)           Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Acquired Companies after the Closing Date, and Buyer shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns (subject to reimbursement for Sellers’ obligation to pay Taxes for any Straddle Period pursuant to Section 7.1(a)).  With respect to Tax Returns to be filed by Buyer pursuant to the preceding sentence that relate to taxable years or periods ending on or before the Closing Date and any Straddle Period, (x) Buyer shall cause the Acquired Companies to engage and direct PricewaterhouseCoopers LLP to prepare such Tax Returns in a manner consistent with past practice, pursuant to which no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (including any such position, election or method which would have the effect of accelerating income to periods for which Sellers are liable or deferring deductions to periods for which Buyer is liable), and (y) Buyer shall cause PricewaterhouseCoopers LLP to submit such Tax Returns to both Buyer and the Stockholder Representative not later than thirty (30) days prior to the due date for filing such Tax Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by Buyer and the Stockholder Representative, which approval may not be unreasonably withheld, but may in all cases be withheld if such Tax Returns were not prepared in accordance with clause (x) of this sentence.  Sellers, on the one hand, or Buyer, on the other hand, shall pay the other party for the Taxes for which Sellers or Buyer, respectively, are or is liable pursuant to Section 7.1(a) but which are payable with any Tax Return to be filed by the other party pursuant to this Section 7.1(b) upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by Sellers or Buyer, as the case may be, but in no event earlier than ten (10) Business Days prior to the due date for paying such Taxes.

(ii)          None of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Acquired Companies to) file, amend, re-file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Acquired Companies with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of the Stockholder Representative.

(iii)         Immediately after the Closing Date, Buyer and the Stockholder Representative shall take the actions set forth on Schedule 7.1(b)(iii) with respect to the sales or use Tax Returns specified therein.

(c)           Contest Provisions.

(i)           Buyer shall promptly notify the Stockholder Representative in writing upon receipt by Buyer, any of its Affiliates or any of the Acquired Companies of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which Sellers may be liable pursuant to this Section 7.1; provided, however, that the failure to give notice as provided in this Section 7.1(c)(i) shall not affect Buyer’s right to indemnification under this Agreement except to the extent Sellers shall have been prejudiced by such failure.

(ii)          The Stockholder Representative shall have the sole right to represent the Acquired Companies’ interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date or otherwise relating to Taxes for which Sellers may be liable pursuant to this Section 7.1, and to employ counsel of its choice at its expense.  In the case of a Straddle Period, the Stockholder Representative shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and, with the written consent of Buyer, and at Sellers’ sole expense, may assume the entire control of such audit or proceeding.  None of Buyer, any of its Affiliates or any of the Acquired Companies, on the one hand, or the Stockholder Representative or any Seller, on the other hand, may settle any Tax claim for any Taxes for which Sellers may be liable pursuant to Section 7.1(a), without the prior written consent of the Stockholder Representative or Buyer, respectively, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)           Assistance and Cooperation.  After the Closing Date, Sellers and Buyer shall (and shall cause their respective Affiliates to):

(i)           assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 7.1(b);

(ii)          cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Acquired Companies;

(iii)         make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Acquired Companies;

(iv)         provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Acquired Companies for taxable periods for which the other may have a liability under this Section 7.1;

(v)          furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

(vi)         timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 7.1(a)(iv) (relating to sales, transfer and similar Taxes); and

(vii)        timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Section 7.1.

Section 7.2             Director and Officer Liability and Indemnification.

(a)           Buyer shall, and shall cause the Acquired Companies to, for a period of six (6) years after the Closing Date, take any necessary actions to provide that all rights to indemnification and all limitations on liability existing in favor of any current or former officers, directors, partners, members, managers or employees of any of the Acquired Companies (or their respective predecessors), as provided in (i) the Organizational Documents of any of the Acquired Companies in effect on the date hereof or (ii) any Contract providing for indemnification by any of the Acquired Companies of any such Person in effect on the date hereof to which a Seller or any of the Acquired Companies is a party, shall survive the Closing and continue in full force and effect and be honored by the Acquired Companies after the Closing.

(b)           On or prior to the Closing Date, Sellers shall have arranged and paid for an irrevocable “directors and officers” tail insurance policy that provides coverage for six (6) years following the Closing Date on terms identical to existing coverage maintained by the Acquired Companies.  Sellers shall also have arranged and paid for similar irrevocable “fiduciary liability” and “employment practices liability” tail insurance policies for six (6) years following the Closing Date on terms substantially identical to existing coverage maintained by the Acquired Companies.  Buyer and its Affiliates shall not cancel such tail insurance policies during such six (6)-year period.

(c)           Buyer hereby agrees and acknowledges that this Section 7.2 shall be binding on Buyer’s successors and assigns.

Section 7.3          Non-Competition; Non-Solicitation.

(a)           In order for Buyer to protect and preserve the going concern value and goodwill of the Business, and as a material inducement to Buyer to enter into this Agreement, for a period of five (5) years commencing on the Closing Date, none of RT Partners, RT Investors, Daniel Bowen or Gregory Pritchard (the “Restricted Parties”) shall, directly or indirectly (whether by itself, through an Affiliate or in partnership or conjunction with, or as a member, owner, consultant or agent of, any other Person):

(i)           undertake, participate, carry on or be engaged in, or have any financial or other interest in or in any other manner advise or assist any other Person engaging in, Competing Business Activities within any geographic location in which any Acquired Companies manufactured or sold products at any time during the five (5) years prior to the Closing Date;

(ii)          solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any employee, consultant or independent contractor of any Acquired Company (collectively, the “Specified Employees”) to resign or leave the employ of such Acquired Company, or otherwise hire, employ, engage or contract with any Specified Employee to perform services other than for the benefit of any Acquired Company; or

(iii)         solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any customer of any Acquired Company as of the Closing Date to alter, reduce or terminate its business relationship with any of the Acquired Companies.

(b)           In order for Buyer to protect and preserve the going concern value and goodwill of the Business, and as a material inducement to Buyer to enter into this Agreement, for a period of five (5) years commencing on the Closing Date, neither RT Partners nor RT Investors shall, directly or indirectly (whether by itself, through an Affiliate or in partnership or conjunction with, or as a member, owner, consultant or agent of, any other Person), acquire or invest in the companies set forth on Schedule 7.3(b) or the businesses operated thereby as of the date hereof.

(c)           Notwithstanding the foregoing, (i) nothing in Section 7.3(a) or Section 7.3(b) shall preclude, prohibit or restrict any Restricted Party or any of its Affiliates from (A) advertising job openings by use of newspapers, magazines, the Internet and other media not directed at individual Specified Employees, (B) hiring or soliciting any Specified Employee who has terminated employment with an Acquired Company, so long as such termination took effect at least six (6) months prior to the date of such hiring or solicitation and there was no solicitation by such Restricted Party or any of its Affiliates prior to the expiration of such six (6)-month period (other than that permitted by clause (A) of the foregoing), or (C) holding a passive investment of not more than five percent (5%) of the outstanding securities of any class of any securities of a company that is engaged in Competing Business Activities (whether publicly traded or privately held), and (ii) nothing in Section 7.3(a) shall preclude, prohibit or restrict any Restricted Party or any of its Affiliates from acquiring, and following such acquisition, actively engaging in any business that has a subsidiary, division, group, franchise or segment that is engaged in Competing Business Activities (an “Acquired Business”), so long as for the most recent fiscal year ending prior to the date of such acquisition, the revenues derived from the Competing Business Activities were less than five percent (5%) of the total consolidated revenues of such Acquired Business.

(d)           Notwithstanding anything to the contrary set forth in this Agreement, in the event of a breach of any of the provisions of Section 7.3(a) or Section 7.3(b) (the “Restrictive Covenants”) by any Restricted Party:

(i)           Buyer shall have the right and remedy, without regard to any other available remedy, to (A) have the Restrictive Covenants specifically enforced by any court of competent jurisdiction and (B) have issued an injunction restraining any such breach without posting of a bond; it being understood and agreed that any breach of any of the Restrictive Covenants would cause irreparable and material Losses to Buyer and its Affiliates, the amount of which cannot be readily determined and as to which neither Buyer nor any of its Affiliates will have any adequate remedy at law or in damages; and

(ii)           it is the desire and intent of Buyer and the Restricted Parties that the Restrictive Covenants be enforced to the fullest extent permissible under applicable Requirements of Law, Orders and public policies applied in each jurisdiction in which enforcement is sought and if any Restrictive Covenant shall be adjudicated finally to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, the remainder of such Restrictive Covenant shall not thereby be affected and shall be given full effect without regard to invalid portions and such amendment shall apply only with respect to the operation of the Restrictive Covenant in the particular jurisdiction in which such adjudication is made.

ARTICLE VIII

INDEMNIFICATION

Section 8.1   Indemnification by Sellers.

(a)           Subject to the limitations set forth in this Article VIII, from and after the Closing, each Seller (severally and not jointly) agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from (i) any breach of any warranty or the inaccuracy of any representation of such Seller contained in Article IV or (ii) any breach by such Seller of, or failure by such Seller to perform, any of such Seller’s respective covenants or obligations contained in this Agreement (other than the covenants set forth in Section 7.1).

(b)           Subject to the limitations set forth in this Article VIII, from and after the Closing, Sellers (jointly and severally) agree to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from (x) any breach of any warranty or the inaccuracy of any representation of Sellers contained in Article V, (y) the covenants in Section 7.1 or (z) any certificate delivered by or on behalf of Sellers pursuant to this Agreement; provided, however, that Sellers shall be required to indemnify and hold harmless Buyer Group Members under this Section 8.1(b) with respect to Losses and Expenses incurred by such Buyer Group Members only to the extent that:

(i)           the amount of such Losses and Expenses suffered by Buyer Group Members related to each individual claim or series of related claims exceeds $100,000 (it being understood that such amount shall be a deductible for which Sellers shall bear no indemnification responsibility);

(ii)          the aggregate amount of such Losses and Expenses exceeds $2,000,000 (it being understood that such amount shall be a deductible for which Sellers shall bear no indemnification responsibility); and

(iii)         the aggregate amount required to be paid by Sellers pursuant to Section 8.1(b) shall not exceed the Cap;

provided further, however, that the foregoing clauses (i), (ii) and (iii) shall not apply with respect to Losses and Expenses incurred by Buyer Group Members in respect of (A) any breach or inaccuracy of the representations and warranties set forth in Sections 5.1(b) (Capital Structure of the Company) and 5.26 (No Brokers), (B) the covenants in Section 7.1 or (C) fraud by any Seller.

(c)           (i) The indemnification provided for in Section 8.1(a)(i) shall terminate upon the expiration of the statute of limitations period applicable to the matters covered thereby, (ii) the indemnification provided for in Section 8.1(a)(ii) shall terminate in accordance with the expiration of the terms of the covenants covered thereby, (iii) the indemnification provided for in Section 8.1(b) with respect to any breach of any warranty or the inaccuracy of any representation contained in Section 5.6 and the covenants in Section 7.1 shall terminate upon the expiration of the statute of limitations period applicable to the matters covered thereby, (iv) the indemnification provided for in Section 8.1(b) with respect to matters not subject to the foregoing clause (iii) shall terminate upon the eighteen (18) month anniversary of the Closing Date, and no claims shall be made by any Buyer Group Member under Sections 8.1(a)(i), 8.1(a)(ii) or 8.1(b) thereafter, except that the indemnification by Sellers shall continue as to any Losses or Expenses with respect to which any Buyer Group Member has validly given a Claim Notice to the Stockholder Representative in accordance with the requirements of Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.1(c), as to which the obligation of Sellers shall continue solely with respect to the specific matters in such Claim Notice until the liability of Sellers shall have been determined pursuant to this Article VIII, and Sellers shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice, in accordance with and subject to the limitations set forth in this Article VIII.

(d)           No claims for Losses and Expenses for which Buyer Group Members are determined to be entitled to indemnification pursuant to Section 8.1(a) shall be satisfied and paid from the Escrow Fund.

(e)           All claims for Losses and Expenses for which Buyer Group Members are determined to be entitled to indemnification pursuant to Section 8.1(b) shall be satisfied and paid solely from the Escrow Fund pursuant to the terms of the Escrow Agreement, except in respect of fraud by any Seller.

(f)            Notwithstanding anything contained in this Agreement to the contrary, from and after the Closing Date, the maximum aggregate liability of any Seller pursuant to this Article VIII shall not exceed the amount of the net Purchase Price actually received by such Seller.

Section 8.2   Indemnification by Buyer.

(a)           Subject to the limitations set forth in this Article VIII, from and after the Closing, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

(i)           any material breach of any warranty or the inaccuracy in any material respect of any representation of Buyer contained in Article VI or any certificate delivered by or on behalf of Buyer pursuant to this Agreement;

(ii)          any material breach by Buyer of, or failure by Buyer to perform in all material respects, any of its covenants or obligations contained in this Agreement; and

(iii)         the conduct of the Business and the operations of the Acquired Companies following the Closing Date.

(b)           The indemnification provided for in Section 8.2(a)(i) shall terminate upon the eighteen (18) month anniversary of the Closing Date (and no claims shall be made by any Seller Group Member under Section 8.2(a)(i) thereafter), except that the indemnification by Buyer shall continue as to any Losses or Expenses with respect to which any Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.2(b), as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article VIII, and Buyer shall have reimbursed such Seller Group Member for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice, in accordance with and subject to the limitations set forth in this Article VIII.

Section 8.3          Claims Procedures.

(a)           Subject to Section 8.4 with respect to Third Person Claims, any party hereto seeking indemnification hereunder (the “Indemnified Party”) shall deliver to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”), which shall be delivered promptly after the Indemnified Party acquires actual knowledge of the basis for a claim for indemnification hereunder and which shall describe in reasonable detail the facts giving rise to such claim, and shall include in such Claim Notice (if then known) the amount, or the method of computation of the amount, of such claim and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure or delay of the Indemnified Party to provide a Claim Notice promptly to the Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent Sellers shall have been prejudiced by such failure.

(b)           After the timely delivery of any Claim Notice pursuant to Section 8.3(a), the amount of indemnification to which an Indemnified Party shall be entitled under this Article VIII shall be determined (i) by the written agreement between the Indemnified Party and the Indemnitor, (ii) by a final judgment or decree of any court of competent jurisdiction or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.  The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

Section 8.4          Third Person Claims.

(a)           Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party (a “Third Person Claim”) shall notify the Indemnitor in writing, and in reasonable detail, of the Third Person Claim within ten (10) Business Days (or reasonably more promptly dependent upon the circumstances) after receipt by such Indemnified Party of written notice of the Third Person claim.  Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitor relating to the Third Person Claim.  Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall refer to the provision of this Agreement upon which such claim is based and describe in reasonable detail (to the extent known) the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of the Third Person Claim; provided, however, that the failure or delay of the Indemnified Party to give notice to the Indemnitor as provided in this Section 8.4 shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been prejudiced by such failure.

(b)           In the event of the initiation of a Third Person Claim, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice, which counsel shall be reasonably acceptable to the Indemnified Party, and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense; provided, however, that the Indemnitor shall not be entitled to assume or continue control of the defense of any Third Person Claim if (i) the Third Person Claim relates to or arises in connection with any criminal Proceeding or (ii) the Third Person Claim seeks an injunction or equitable relief against any Indemnified Party.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Person Claim.  To the extent the Indemnitor elects not to or fails to defend such Third Person Claim and the Indemnified Party defends against or otherwise deals therewith, the Indemnified Party may retain counsel at the expense of the Indemnitor, which counsel shall be reasonably acceptable to the Indemnitor, and control the defense of such proceeding.  Neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other party to pay money, to perform obligations or to admit liability, or which fails to fully and unconditionally release the other party from liability, without the consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.

(c)           To the extent of any inconsistency between this Section 8.4 and Section 7.1(c) (relating to Tax contests), the provisions of Section 7.1(c) shall control with respect to Tax contests.

Section 8.5          Determination of Indemnification Amounts.

(a)           Without limiting the effect of any other limitation contained in this Article VIII, for purposes of computing the amount of any and all Losses and Expenses recoverable under this Article VIII, there shall be deducted (i) an amount equal to the amount of any Tax Benefit realized by the Indemnified Party or any of its Affiliates in connection with such Losses and Expenses or any of the circumstances giving rise thereto and (ii) an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received (net of costs of enforcement, deductibles and retro-premium adjustments) by the Indemnified Party or any of its Affiliates in connection with such Losses or Expenses or any of the circumstances giving rise thereto (it being understood that the Indemnified Party and any of its Affiliates shall use commercially reasonable efforts to obtain such Tax Benefits, proceeds, payments or reimbursements).  The calculation of Losses and Expenses shall not include losses arising because of a change after the Closing in applicable Requirements of Law or accounting principle.  For purposes hereof, “Tax Benefit” shall mean any refund or credit of Taxes to be paid or reduction in the amount of Taxes which otherwise would be owed by the Indemnified Party or its Affiliates, as applicable, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit.

(b)           Any indemnification payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

(c)           In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article VIII, such Indemnified Party shall promptly pay over to the Indemnitor the amount, if any, by which (x) the aggregate amount recovered from the Indemnitor and from third Persons (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery) exceeds (y) the amount of Losses and Expenses incurred by the Indemnified Party, but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(d)           Each of the parties agrees to take all reasonable steps to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.

Section 8.6          Exclusive Remedy.  Each Seller, on the one hand, and Buyer, on the other hand, acknowledges and agrees that, from and after the Closing, except in the case of fraud and except for the equitable remedies expressly contemplated in Sections 7.3 and 10.15, its sole and exclusive remedy against the other party and its respective Affiliates, including for the Losses and Expenses of any Buyer Group Member or Seller Group Member, as applicable, relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of whether such claims arise in contract, tort, breach of warranty or any other legal or equitable theory, shall be pursuant to the indemnification provisions set forth in this Article VIII.  Buyer hereby agrees and acknowledges that the Escrow Fund shall be the sole source of recovery for any indemnification claim by Buyer Group Members under Section 8.1(b), except in respect of fraud by any Seller.

ARTICLE IX

STOCKHOLDER REPRESENTATIVE

Section 9.1          Appointment of Stockholder Representative.

(a)           Each Seller hereby irrevocably constitutes and appoints RT Partners as the representative of Sellers (the “Stockholder Representative”) to act as such Seller’s true and lawful attorney-in-fact and agent and authorizes the Stockholder Representative acting for such Seller and in such Seller’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement (other than with respect to Section 7.3), as fully to all intents and purposes as such Seller might or could do in person, including as follows:

(i)           to take any and all action on behalf of Sellers from time to time as the Stockholder Representative may deem necessary or desirable to fulfill the interests and purposes of this Section 9.1 and to engage agents and representatives (including accountants and legal counsel) to assist in connection therewith;

(ii)          to take any and all action on behalf of Sellers from time to time as the Stockholder Representative may deem necessary or desirable to make or enter into any waiver, amendment, agreement, certificate or other document contemplated hereunder;

(iii)         to deliver all notices required to be delivered by Sellers;

(iv)         to receive all notices required to be delivered to Sellers;

(v)          to seek indemnification from Buyer under Article VIII, including the right to prosecute, defend, settle, compromise or take any other action with respect to any claim related thereto; and

(vi)         to execute the Escrow Agreement and make all decisions required or allowed to be made by the Stockholder Representative pursuant to the provisions thereof (including the right to defend, settle, compromise or take any other action on behalf of Sellers with respect to any matter for which any Buyer Group Member seeks indemnification under Article VIII).

(b)           Each Seller grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as fully to effect all intents and purposes as such Seller might or could do in person, hereby ratifying and confirming all that the Stockholder Representative may lawfully do or cause to be done by virtue hereof.  Each Seller further acknowledges and agrees that, upon execution of this Agreement, with respect to any delivery by the Stockholder Representative of any waiver, amendment, agreement, certificate or other documents executed by the Stockholder Representative pursuant to this Agreement, such Seller shall be bound by such documents as fully as if such Seller had executed and delivered such documents itself.

Section 9.2          Actions by Sellers.  Each Seller agrees that, notwithstanding Section 9.1, at the request of the Stockholder Representative, such Seller shall take all actions necessary or appropriate to consummate the transactions contemplated hereby (including delivery of such Seller’s Shares and acceptance of the Purchase Price therefor) individually on such Seller’s own behalf, and delivery of any other documents required of Sellers pursuant to the terms hereof.

Section 9.3          Liability of Seller Representative.  The Stockholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller.  The Stockholder Representative shall not be liable to any Seller for any action taken or omitted by it hereunder or under any other document contemplated hereby, or in connection therewith, except that the Stockholder Representative shall not be relieved of any liability imposed by Requirements of Law for gross negligence or willful misconduct.  The Stockholder Representative shall not be liable to any Seller for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to which payment was due, but not made, shall be to recover from the other Sellers any payment in excess of the amount to which they are determined to have been entitled.  The Stockholder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.  Each Seller acknowledges and agrees that the Stockholder Representative shall not be obligated to take any actions and shall be entitled to take such actions as the Stockholder Representative deems appropriate in its sole discretion.  Each Seller further agrees to indemnify and hold the Stockholder Representative harmless from and against any loss, liability or expense arising in connection with any act or omission as the Stockholder Representative, except for any liability imposed by Requirements of Law for gross negligence or willful misconduct.

Section 9.4          Reliance by Buyer.  Each Seller agrees that Buyer shall be entitled to unconditionally assume that any action taken or omitted, or any document executed by, RT Partners purporting to act as the Stockholder Representative under or pursuant to this Agreement or any Seller Ancillary Agreement or in connection with any of the transactions contemplated by this Agreement or any Seller Ancillary Agreement has been unconditionally authorized by Sellers to be taken, omitted to be taken, or executed on their behalf so that they will be legally bound thereby, and each Seller agrees not to institute any claim, lawsuit, arbitration or other proceeding against Buyer alleging that RT Partners did not have the authority to act as the Stockholder Representative on behalf of Sellers in connection with any such action, omission or execution.  No modification or revocation of the power of attorney granted by Sellers herein to RT Partners to serve as the Stockholder Representative shall be effective as against Buyer until Buyer has received a document signed by each Seller effecting said modification or revocation.

Section 9.5          Expense Reserve.  Each Seller hereby acknowledges and agrees that $3,000,000 (the “Expense Reserve”) shall be withheld and paid directly to an account maintained by the Stockholder Representative (or a financial institution selected by the Stockholder Representative) as a fund for the fees and expenses (including any legal fees and expenses) of, and other amounts payable by, the Stockholder Representative in connection with this Agreement.  Any balance of the Expense Reserve not utilized for such purposes shall be paid, when deemed appropriate by the Stockholder Representative in its sole discretion, to Sellers in accordance with their Percentage Interests by the Stockholder Representative.  In the event that the Expense Reserve shall be insufficient to satisfy the fees and expenses of, and other amounts payable by, the Stockholder Representative, and in the event there are any remaining funds in the Escrow Fund to be distributed to Sellers immediately prior to the final distribution from the Escrow Fund to Sellers pursuant to the terms of the Escrow Agreement, the Stockholder Representative shall be entitled to recover any such expenses from the Escrow Fund to the extent of such funds prior to such distribution of funds to Sellers.  The Stockholder Representative shall also be entitled to recover any remaining expenses or other amounts directly from Sellers, and, for the avoidance of doubt, the Stockholder Representative shall not have any obligation to personally advance funds in connection with the performance of any of its duties under this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1        Survival of Representations, Warranties and Covenants.  All representations and warranties contained in this Agreement shall, in each case, survive the consummation of the transactions contemplated by this Agreement, but shall terminate upon the eighteen (18) month anniversary of the Closing Date.  All covenants and other agreements contained in this Agreement shall survive until performed in accordance with their respective terms.

Section 10.2        Confidential Nature of Information.  For a period of five (5) years commencing on the Closing Date, Sellers shall not, and shall cause their respective Affiliates not to, directly or indirectly, use, disclose or make available to any Person other than Buyer any confidential information relating to the Business or any Acquired Company acquired prior to the Closing Date (including confidential information relating to the customers and suppliers of the Acquired Companies).  This Section 10.2 shall not, however, prohibit a Seller and its Affiliates from using or disclosing confidential information (i) that is or becomes generally available to the public other than as a result of a breach of a confidentiality obligation of Sellers or their Affiliates, (ii) with the prior written consent of Purchaser, (iii) required by such Seller to perform, comply with or enforce the terms of this Agreement or any Ancillary Agreement or (iv) to the extent required by a Requirement of Law or request of a Governmental Body, provided, in the case of clause (iv), that to the extent practicable or lawful such Seller gives reasonable prior notice of the proposed disclosure to Buyer and Buyer has a reasonable opportunity to contest the same.

Section 10.3        No Public Announcement.  Neither Buyer nor Sellers shall, without the approval of the others (which approval shall not be unreasonably withheld, conditioned or delayed), make or cause to be made any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by applicable Requirements of Law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.  Sellers acknowledge, and have been so advised, that Buyer Parent will be required to file this Agreement with the Securities and Exchange Commission as a “material contract”.

Section 10.4        Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or made when delivered personally, sent by registered or certified mail (postage prepaid, return receipt requested), or sent by an internationally recognized overnight courier service, addressed as follows:

If to Buyer, to:

Hill-Rom, Inc.
1069 State Route 46 East
Batesville, Indiana  47006
Attention:  General Counsel

with a copy (which shall not constitute notice) to:

Schiff Hardin LLP
233 South Wacker Drive, Suite 6600
Chicago, Illinois  60606
Attention:  Robert J. Minkus

If to the Stockholder Representative (on behalf of itself or any Seller), to:

RoundTable Healthcare Partners II, L.P.
272 East Deerpath Road, Suite #350
Lake Forest, Illinois 60045
Attention:  Joseph F. Damico and R. Craig Collister

with a copy (which shall not constitute notice) to:

Sidley Austin llp
One South Dearborn Street
Chicago, Illinois 60603
Attention:  Chris E. Abbinante and Seth H. Katz

or to such other Person or address or facsimile number as such party may indicate by written notice delivered to the other parties hereto.

Section 10.5        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party to this Agreement may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other parties to this Agreement.

Section 10.6        Access to Records after Closing.  Subject to Section 10.2, for a period of six years after the Closing Date, the Stockholder Representative and its representatives shall have reasonable access to all of the books and records of the Acquired Companies to the extent that such access may reasonably be required by the Stockholder Representative (on its own behalf or on behalf of any other Seller) in connection with any legitimate matter relating to or affected by the operations of the Acquired Companies on or prior to the Closing Date; provided, however, that Buyer shall not be required to violate any obligation of confidentiality to which Buyer or any Acquired Company is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 10.6; provided further, however, that in any such case, Buyer shall, and shall cause any applicable Acquired Company to, reasonably cooperate with the Stockholder Representative to seek an appropriate remedy to permit the access contemplated hereby.  Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours; provided, however, that the Stockholder Representative acknowledges and agrees that such access shall not interfere unreasonably with the operations of the Acquired Companies or Buyer.  The Stockholder Representative shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 10.6.  If Buyer or the Acquired Companies shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give the Stockholder Representative a reasonable opportunity, at the Stockholder Representative’s expense, to segregate and remove such books and records as the Stockholder Representative may select.

Section 10.7        Entire Agreement; Amendments.  This Agreement, the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by Buyer and the Stockholder Representative (on behalf of Sellers).

Section 10.8        Interpretation.  Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement so long as the applicability of such matter to such section is reasonably apparent on the face of such disclosure.  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.  The fact that a document or other information has been made available to Buyer on the Data Site shall not constitute disclosure of any item or matter that is required to be included in any Schedule hereto.

Section 10.9        Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall constitute a continuing waiver or shall be held to constitute a waiver of any other or subsequent breach.

Section 10.10      Expenses.  Except as expressly set forth herein, and except for the filing fee under the HSR Act (one half of which shall be reimbursed by Sellers to Buyer, which amount shall be reflected in Exhibit C), each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

Section 10.11      Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 10.12      Execution in Counterparts.  This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Sellers and Buyer.

Section 10.13      Further Assurances.  Each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

Section 10.14      Disclaimer of Warranties.  Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Companies and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of each Seller expressly and specifically set forth in Articles IV and V, as qualified by the Schedules.  Sellers make no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, EACH SELLER IS SELLING THE SHARES (AND THE BUSINESS AND ASSETS OF THE ACQUIRED COMPANIES REPRESENTED THEREBY) ON AN “AS IS, WHERE IS” BASIS AND EACH SELLER DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES, WHETHER EXPRESS OR IMPLIED, AND NO SELLER MAKES ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER.

Section 10.15      Enforcement.

(a)           Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by Buyer or Sellers were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, Buyer and each Seller, as applicable, shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the other parties, as applicable, and to enforce specifically the terms and provisions of this Agreement in any state or federal court in the State of New York, this being in addition to any other remedy to which such party is entitled at law or in equity.  Buyer and each Seller hereby further waive (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any Requirements of Law to post security as a prerequisite to obtaining equitable relief.

(b)           Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.  Each of the parties hereto further agrees that the seeking of the remedies pursuant to Section 10.15(a) shall not constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement or otherwise.

Section 10.16      Non-Recourse.  Notwithstanding anything to the contrary herein or in any other documents delivered pursuant hereto, (i) this Agreement may only be enforced against, and any Proceeding based upon, arising out of or related to a breach of this Agreement by Sellers may only be made against, Sellers, (ii) none of any Seller’s Affiliates or such Seller’s (in the case of any such Seller which is not a natural person) or its Affiliates’ respective current, former or future directors, officers, employees, agents, partners, managers, members, stockholders, assignees, or representatives (collectively, the “Seller Related Parties”) shall have any liability for any liabilities of the parties hereto for any such Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, and (iii) Buyer shall have no rights of recovery in respect of this Agreement against any Seller Related Party, whether by or through attempted piercing of the corporate veil, by or through any Proceeding (whether in tort, contract or otherwise) by or on behalf of a Seller against any Seller Related Party, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Requirements of Law, or otherwise.

Section 10.17      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal Requirements of Law (without regard to principles of conflicts of law) of the State of New York.  By the execution and delivery of this Agreement, Buyer and Sellers submit to the personal jurisdiction of any state or federal court in the State of New York in any suit or proceeding arising out of or relating to this Agreement.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.18      Certain Matters regarding Representation of the Company and Certain Sellers.

(a)           Sidley Austin LLP (“Sidley”) has acted as counsel for the Company, RT Partners and RT Investors (the “Clients”) in connection with this Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby (the “Transaction Engagement”) and in that connection not as counsel for any other Person, including Buyer or its Affiliates.  Only the Clients shall be considered clients of Sidley in the Transaction Engagement.  The parties hereto acknowledge the community of interest between the Clients and certain Sellers which are not Clients in light of the fact that Sellers hold all of the equity of the Company.  Accordingly, notwithstanding that the Clients are or were clients in the Transaction Engagement, upon and after the Closing, all communications between Sellers, the Seller Representative or the Company and Sidley in the course of the Transaction Engagement shall be deemed to be attorney-client confidences that belong solely to Sellers and the Seller Representative and not the Company.  Buyer shall not have access to any such communications, or to the files of Sidley relating to the Transaction Engagement, whether or not the Closing shall have occurred.  Without limiting the generality of the foregoing, notwithstanding that the Company is or was a client in the Transaction Engagement, upon and after the Closing, (i) Sellers and the Seller Representative shall be the sole holders of the attorney-client privilege with respect to the Transaction Engagement, and none of the Company, Buyer or any of their respective Affiliates shall be a holder thereof, (ii) to the extent that files of Sidley in respect of the Transaction Engagement constitute property of the Clients, including the Company, only the Sellers or the Seller Representative shall hold such property rights, and (iii) Sidley shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company, Buyer or any of their respective Affiliates by reason of any attorney-client relationship between Sidley and the Company or otherwise.

(b)           If Sellers or the Seller Representative so desire, and without the need for any consent or waiver by the Company or Buyer, Sidley shall be permitted to represent Sellers or the Seller Representative after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements or any disagreement or dispute relating thereto.  Without limiting the generality of the foregoing sentence, after the Closing, Sidley shall be permitted to represent Sellers or the Seller Representative, any of their Affiliates or representatives, or any one or more of them, in connection with any negotiation, transaction or dispute (whereas “dispute” includes litigation, arbitration or other adversarial proceedings) with Buyer, the Company or any of their Affiliates or representatives under or relating to this Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements, any transaction contemplated by this Agreement, the Buyer Ancillary Agreements or the Seller Ancillary Agreements, and any related matter, such as claims for indemnification and disputes involving non-solicitation or other agreements entered into in connection with this Agreement, the Buyer Ancillary Agreements or the Seller Ancillary Agreements.

(c)           Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Sidley, unless Sidley is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to Sellers or the Seller Representative or Sellers or the Seller Representative, as applicable, consent in writing at the time to such engagement.  Any such representation of the Company by Sidley after the Closing shall not affect the provisions of this Section 10.18(c).  For example, and not by way of limitation, even if Sidley is representing the Company after the Closing, Sidley shall be permitted simultaneously to represent Sellers or the Seller Representative in any matter, including any disagreement or dispute relating thereto.

(d)           Sellers (on behalf of themselves and the Company), the Seller Representative and Buyer consent to the foregoing arrangements and waive any actual or potential conflict of interest that may be involved in connection with any representation by Sidley permitted hereunder.

[Signatures pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ROUNDTABLE HEALTHCARE PARTNERS II, L.P.
(both individually and as the Stockholder Representative)

By: RoundTable Healthcare Management II, L.P.,
its general partner

By: RoundTable Healthcare Management II, LLC,
its general partner

	By:	/s/ Leonard G. Kuhr
Name: Leonard G. Kuhr
Title: Authorized Person

ROUNDTABLE HEALTHCARE INVESTORS II, L.P.

By: RoundTable Healthcare Management II, L.P.,
its general partner

By: RoundTable Healthcare Management II, LLC,
its general partner

	By:	: /s/ Leonard G. Kuhr
Name: Leonard G. Kuhr
Title: Authorized Person

ASPEN GREY, LLC

By:	/s/ David Bower
Name: David Bower
Title: President

ASPEN CONVERTIBLE, LLC

By:	/s/ David Bower
Name: David Bower
Title: President

THE DANIEL J. BOWEN TRUST, U/A/D MAY 10, 2005, AS AMENDED

By:	/s/ Daniel J. Bowen
Name: Daniel J. Bowen
Title: Trustee

THE R. B. DEBAUN FAMILY TRUST

By:	/s/ Jane M. DeBaun
Name: Jane M. DeBaun
Title: Trustee

/s/ Richard Adloff
Richard Adloff, an individual

/s/ Richard Allen
Richard Allen, an individual

/s/ Bret Asper
Bret Asper, an individual

/s/ Greg Baumli
Greg Baumli, an individual

/s/ Robert Bennett
Robert Bennett, an individual

/s/ Stacy Bruno
Stacy Bruno, an individual

/s/ Debbie A. Daly
Debbie A. Daly, an individual

/s/ Maurice G. Dowling
Maurice G. Dowling, an individual

2

/s/ James L. Ferry
James L.Ferry, an individual

/s/ Kathy Feuerman
Kathy Feuerman, an individual

/s/ Bryan Fosmore
Bryan Fosmore, an individual

/s/ Claude Grant
Claude Grant, an individual

/s/ Mary E. Hannon
Mary E. Hannon, an individual

/s/ James Aaron Heintz
James Aaron Heintz, an individual

/s/ Christopher William Hill
Christopher William Hill, an individual

/s/ Randy Hoyt
Randy Hoyt, an individual

/s/ Carla Krause
Carla Krause, an individual

/s/ Kevin Lawrence
Kevin Lawrence, an individual

/s/ Robert Lawrence
Robert Lawrence, an individual

/s/ Marie-Louise Little
Marie-Louise Little, an individual

/s/ Kristy M. Loomis
Kristy M. Loomis, an individual

3

/s/ Ryan Mack
Ryan Mack, an individual

/s/ John McConachie Jr.
John McConachie Jr., an individual

/s/ Johanna M. Medero
Johanna M. Medero, an individual

/s/ Andrew Meek
Andrew Meek, an individual

/s/ Terrance L. Meredith
Terrance L. Meredith, an individual

/s/ T. W. Moss
T. W. Moss, an individual

/s/ Eric Ness
Eric Ness, an individual

/s/ Terry O’Rourke
Terry O’Rourke, an individual

/s/ William Y. Parrish III
William Y. Parrish III, an individual

/s/ Timothy Phipps
Timothy Phipps, an individual

/s/ Greg Pritchard
Greg Pritchard, an individual

/s/ Wendy Russell
Wendy Russell, an individual

/s/ Roger Sisterman
Roger Sisterman, an individual

4

/s/ David Strah
David Strah, an individual

/s/ Steve Thomas
Steve Thomas, an individual

/s/ Pedro Tosado
Pedro Tosado, an individual

/s/ Gareth Wood
Gareth Wood, an individual

HILL-ROM, INC.

By:	/s/ Mark Guinan
Name: Mark Guinan
Title: Chief Financial Officer

5